Exhibit 10.2

CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS
BEEN REQUESTED IS OMITTED AND IS NOTED AS FOLLOWS **REDACTED**. AN
 UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION.

Execution Copy

LICENSE AGREEMENT

     THIS LICENSE AGREEMENT (the “Agreement”) is entered into this 30th day of September 2005 (the “Effective Date”) by and between NatImmune A/S, a Danish corporation with offices at Fruebjergvej 3, Box 3, DK-2100, Copenhagen, Denmark (“NatImmune”), and ENZON PHARMACEUTICALS, INC., a Delaware corporation with offices at 685 Route 202/206, Bridgewater, New Jersey 08807 (“Enzon”). NatImmune and Enzon may be referred to herein individually as a “Party” or collectively, as the “Parties.”

RECITALS

     WHEREAS, Enzon is a pharmaceutical company engaged in the discovery, development, marketing, manufacture and distribution of pharmaceutical products, including Pegylated pharmaceutical compositions;

     WHEREAS, NatImmune is a pharmaceutical company engaged in the discovery of processes and methods of producing recombinant human mannan-binding lectin; and

     WHEREAS, NatImmune and Enzon desire to enter into a relationship pursuant to which Enzon will Develop and Commercialize pharmaceutical compositions containing recombinant human mannan-binding lectin.

      NOW, THEREFORE, in consideration of the foregoing and the covenants and promises contained in this Agreement, the Parties agree as follows:

Execution Copy

      1.   DEFINITIONS

           1.1  “Affiliate” means a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with a Party. For the purposes of this Section, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the ownership, directly or indirectly, of at least fifty percent (50%) of the voting rights or other ownership interests of such entity.

           1.2   “Baltic Countries” means Estonia, Latvia and Lithuania.

           1.3   “BLA” means a biologic license application or other application seeking approval from a Regulatory Authority to sell a Product in a country or other geographic territory.

           1.4   “Business Day” means a day other than a Saturday, Sunday, bank or other public holiday in the state of New Jersey.

           1.4b   “Change in Control” means, with respect to a Party, an event where:

               (a) any Person or group of Persons (as the term “group” is interpreted pursuant to Rule 13d-5 under the Securities Exchange Act of 1934, as amended) acquires beneficial ownership of capital stock of the Party (other than (x) directly from such Party or (y) from underwriter(s) of such Party’s capital stock in a public offering) entitling the holder(s) thereof to at least a majority of the voting power of the then outstanding capital stock of such Party with respect to the election of directors of such Party, or

               (b) the Party enters into a merger, consolidation, reorganization or similar transaction with another Person (the “Acquiring Corporation”) in which less than a majority of the voting power of the outstanding capital stock of such Party (if it is the surviving entity) or of

Execution Copy

the Acquiring Corporation (if it is the surviving entity) with respect to the election of directors following such transaction is held by Persons who were shareholders of such Party immediately prior to such transaction, or

               (c) the Party sells to any Person(s) in one or more related transactions properties or assets representing all or substantially all of the properties and assets of such Party.

           1.5   “Combination Product” means a Product that (a) contains rhMBL with one or more other pharmaceutically active ingredients, (b) contains PEG-rhMBL with one or more other pharmaceutically active ingredients, or (c) contains an MBL Derivative with one or more other pharmaceutically active ingredients.

           1.6   “Commercialize” or “Commercialization” means all activities that are undertaken after approval of a BLA for a particular Product and that relate to the commercial marketing and sale of such Product, including advertising, marketing, promotion, distribution, and Phase IV Trials.

           1.7   “Compound” means rhMBL, PEG-rhMBL or an MBL Derivative.

           1.8   “Confidential Information” means, with respect to a Party, all non-public, proprietary data or information and materials received by either Party from the other Party pursuant to this Agreement and that is designated as “Confidential Information” by such Party at the time of disclosure or promptly thereafter, subject to the exceptions set forth in Section 6.2.

           1.9  “Control” or “Controlled” means, with respect to any intellectual property right, that a Party owns or has a license to such item or right, and has the ability to grant a license or sublicense in or to such right without violating the terms of any agreement or other arrangement with any Third Party.

Execution Copy

           1.10  “Current Product” means the existing formulation of a Product containing rhMBL that (a) is prepared using the manufacturing process that will be used by Diosynth B.V. to produce Product for the upcoming Phase Ib clinical trial (as further described in Schedule 1.10a), and (b) that is used for any of the indications set forth on Schedule 1.10b.

           1.11  “Develop” or “Development” means, with respect to the Product, the performance of all research, pre-clinical, clinical, process and formulation development and regulatory activities required to obtain Regulatory Approval of a Product in the Territory.

           1.12  “Development Data” means all preclinical, formulation, process and clinical development data, including toxicological data and regulatory information, relating to a Compound or Product that is Controlled at any time during the Term by either Party or any of its Affiliates.

           1.13  “Development Plan” shall have the meaning set forth in Section 3.1(d).

           1.14  “Diligent Efforts” means efforts that are not less than those efforts a Party makes with respect to other products in its portfolio (but, in any event, not less than the efforts that would be exerted by a reasonably prudent and diligent biopharmaceutical company similarly situated such Party to accomplish similar objectives), taking into account, among other things, the product's labeling (target or actual) and market potential, competitive market conditions in the therapeutic area, regulatory environment and other relevant factors at the time such efforts are due.

           1.15  “Diosynth Agreement” means the BIOPROCESSING SERVICES AGREEMENT dated as of 15 December 2004, between NatImmune and Diosynth B.V.

           1.16  “EMEA” means the European Medicines Agency and/or the Committee for Proprietary Medicinal Products or any successor agency thereof.

Execution Copy

           1.17  “Enzon Know-How” means all Know-How that is: (a) Controlled by Enzon or its Affiliates as of the Effective Date or acquired or developed by or on behalf of Enzon during the Term, and (b) necessary or useful for the development, manufacture, use or sale of Compounds or Products.

           1.18  “Enzon Patents” means any Patents that: (a) are Controlled by Enzon or its Affiliates as of the Effective Date or claim inventions acquired or made by or on behalf of Enzon during the Term, and (b) are necessary or useful for the development, manufacture, use or sale of Products.

           1.19  “Enzon Quarter” means each of the three (3) month periods commencing January 1, April 1, July 1 and October 1 of each calendar year.

           1.20  “Enzon Technology” means Enzon Patents and Enzon Know-How.

           1.21  “Enzon Territory” means all countries and other geographic territories of the world except the NatImmune Territory.

           1.22  “EU” means the European Union, as it may be expanded or contracted from time-to-time.

           1.23  “FDA” means the United States Food and Drug Administration, or any successor federal agency thereto.

           1.24  “Field” means use in humans for any indications other than the use (a) as a component (including a reagent) of a needle-free glucose sensor or similar medical device, or (b) through Topical Administration.

           1.25  “Generic Product” means any pharmaceutical product, other than a Product, that contains the same active ingredient(s) as the relevant Product and is approved for use for

Execution Copy

the same indication or indications as such Product under an ANDA or similar abridged marketing authorization that is based on the clinical data for such Product.

           1.26  “Good Clinical Practices” or “GCP” means current Good Clinical Practices as specified in the United States Code of Federal Regulations, at the time of testing, and all FDA and ICH guidelines, including the ICH Consolidated Guidelines on Good Clinical Practices.

           1.27  “Good Laboratory Practices” or “GLP” means current Good Laboratory Practices as specified in the United States Code of Federal Regulations at 21 CFR § 58 at the time of testing and all applicable ICH guidelines.

           1.28  “Good Manufacturing Practices” or “GMP” means current Good Manufacturing Practices and standards as provided for (and as amended from time to time) in European Community Directive 91/356/EEC (Principles and Guidelines of Good Manufacturing Practice for Medicinal Products) and in the Current Good Manufacturing Practice Regulations of the United States Code of Federal Regulations Title 21 (21 CFR §§ 210-211) in relation to the production of pharmaceutical intermediates and active pharmaceutical ingredients, as interpreted by ICH Harmonized Tripartite Guideline, Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients.

           1.29  “Governmental Authority” means any court, agency, department or other instrumentality of any foreign, federal, state, county, city or other political subdivision.

           1.30  “IND” means an Investigational New Drug Application filed with the FDA or the equivalent application or filing filed with any equivalent agency or government authority outside of the United States (including any supra-national agency such as in the European Union) necessary to commence human clinical trials in such jurisdiction, and including all regulations at 21 CFR § 312 et. seq. and equivalent foreign regulations.

Execution Copy

           1.31  “Invention” means all inventions, discoveries and improvements (whether or not patentable) that are: (a) Controlled by either Party or its Affiliates as of the Effective Date or are acquired or conceived during the Term, and (b) necessary or useful to develop, make, use or sell any Product.

           1.32  “Know-How” means any non-public, proprietary information and other data, instructions, processes, methods, formulae, materials, expert opinions, results, databases, inventions, practices, techniques, specifications, and know-how, including pharmacological, biological, chemical, biochemical, toxicological, pharmaceutical, physical, analytical, clinical, safety, manufacturing, quality control data, and stability data.

           1.33  “Launch” means the first shipment of a Product in commercial quantities for commercial sale by Enzon, its Affiliates or its Sublicensees to an unaffiliated Third Party in a country after receipt by Enzon of the first Regulatory Approval for such Product in such country.

           1.34  “Law” or “Laws” means all applicable Laws, statutes, rules, regulations, orders, codes, judgments and/or ordinances of any Governmental Authority.

           1.35  “Major EU Country” means Italy, France, Spain, Germany or the United Kingdom.

           1.36  “MBL Derivatives” means molecules containing human mannan-binding lectin sequences, as such molecules are described in patent application [**Redacted**].

           1.37  “Native Product” means a Product that does not contain PEG-rhMBL or a Pegylated MBL Derivative.

           1.38  “NatImmune Know-How” means all Know-How that is: (a) Controlled by NatImmune or its Affiliates as of the Effective Date or acquired or developed by or on behalf

Execution Copy

of NatImmune during the Term and (b) necessary or useful for the development, manufacture, use or sale of Compounds or Products.

           1.39 “NatImmune Patents” means any Patents: (a) Controlled by NatImmune or its Affiliates as of the Effective Date or that claims inventions acquired by or made by or on behalf of NatImmune during the Term; and (b) that are necessary or useful for the development, manufacture, use or sale Compounds or of Products, including the Patents listed on Schedule 1.39.

           1.40  “NatImmune Technology” means NatImmune Patents and NatImmune Know-How.

           1.41  “NatImmune Territory” means Denmark, Finland, Iceland, Norway and Sweden.

           1.42  “Net Sales” means:

           (a) with respect to a Product (subject to subsections (b) and (c) below), the amount invoiced by Enzon or its Affiliates (or, with respect to the United States, by Enzon, its Affiliates or its Sublicensees), for sales of such Product to Third Parties, less (i) actual bad debts directly related to sales of a Product; (ii) sales returns and allowances actually paid, granted or accrued, including trade, quantity and cash discounts; (iii) credits and refunds in connection with price adjustments, billing errors, rejected goods, damaged or defective goods, recalls, and returns; (iv) rebates, chargeback rebates, reimbursements or similar payments granted or given to wholesalers or other distributors, buying groups, health care insurance carriers, governmental or regulatory authority, government-subsidized program or managed care organization or other institutions, and adjustments arising from consumer discount programs; (v) customs or excise duties, sales tax, consumption tax, value-added tax, and other

Execution Copy

taxes (except income taxes) or duties relating to sales; and (vi) and freight and insurance (to the extent that Enzon bears the cost of freight and insurance for a Product); and

           (b) Net Sales of any Product that is sold as a Combination Product in a particular country will be determined by multiplying the total Net Sales of the Combination Product by the fraction A/(A+B), where A is the average invoice price per unit dose of the Product when sold separately in finished form in such country and B is the sum of the average invoice prices of the products containing the other active ingredients in the Combination Product when sold separately in finished form in such country. In the event that such average invoice price cannot be determined for both the Product and the product(s) containing such other ingredient(s), the Parties will negotiate in good faith regarding the calculation of Net Sales for the applicable Combination Product, based on the relative value contributed by each component.

           1.43  “Patent” means: (a) an issued, unexpired patent (including inventor's certificate), including any substitution, extension, supplementary protection certificates, registration, confirmation, reissue, reexamination, renewal or any like filing thereof; or (b) any pending patent application, including any continuation, division or continuation-in-part thereof and any provisional application.

           1.44  “Pegylation” with a correlative meaning for “Pegylated,” means the conjugation (covalent chemical bonding) of PEG (including conjugation through linking groups) with or to other materials, including single chain antibodies. “Pegylation” will include the synthesis, derivatization, characterization, and modification of PEG for such purposes, together with the synthesis, derivatization, characterization, and modification of the raw materials and intermediates for the manufacture of PEG reagents or products incorporating

Execution Copy

such PEG reagents by means of conjugation, and all methods of making and using each and all of the foregoing. For clarity, Pegylation will not include the attachment of PEG with or to other materials by means other than conjugation. As used in this definition, “PEG” means polyethylene glycol and derivatives thereof, including methoxy-polyethylene glycol.

           1.45  “Pegylated Product” means a Product that contains PEG-rhMBL or the Pegylated form of an MBL Derivative.

           1.46  “PEG-rhMBL” means a Pegylated form of rhMBL.

           1.47  “Person” means an individual, corporation, partnership, company, joint venture, unincorporated organization, limited liability company or partnership, sole proprietorship, association, bank, trust company or trust, whether or not legal entities, or any governmental entity or agency or political subdivision thereof.

           1.48  “Phase II Trial” means a clinical trial of a Product on patients, the principal purpose of which is to establish clinical proof of principle and to obtain sufficient information about such Product’s efficacy to permit the design of further clinical trials, and that would satisfy the requirements of 21 CFR § 312.21(b).

           1.49  “Phase III Trial” means a clinical trial that provides for a pivotal human clinical trial of a Product, which trial is designed to: (a) establish that a Product is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with the Product in the dosage range to be prescribed; (c) support Regulatory Approval of such Product; and (d) that would satisfy the requirements of 21 CFR § 312.21(c).

           1.50  “Phase IV Trial” means clinical trial of a Product commenced in a particular country after Regulatory Approval for such Product in such country in order to support commercialization of the Product.

Execution Copy

           1.51  “Product” means any pharmaceutical product (except those delivered via Topical Administration) that contains a Compound, including any Combination Product.

           1.52  “Product Trademarks” means one or more trademarks or logos that are used for the marketing and sale of a Product. Product Trademark does not include the logo or tradename of either Party, their Affiliates or the trademark or tradename of another product sold by either Party.

           1.53  “Regulatory Approval” means any and all approvals (including supplements, amendments, pre- and post-approvals, and pricing and reimbursement approvals even if such pricing and reimbursement approvals are not legally required to sell the applicable Product), licenses, registrations or authorizations of any national, supra-national (e.g., the European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the manufacture, distribution, use or sale of a Product in a regulatory jurisdiction.

           1.54  “Regulatory Authority” means any Governmental Authority with responsibility for granting any licenses or approvals necessary for the marketing and sale of pharmaceutical products, including the FDA and any equivalent regulatory authority of countries of the European Union and Japan, and where applicable any ethics committee or any equivalent review board.

           1.55  “Regulatory Filing” means a BLA, IND, or any foreign counterparts thereof and any other filings required by Regulatory Authorities relating to the study, Development and Commercialization of any Product.

           1.56  “rhMBL” means recombinant human mannan-binding lectin encoded by the gene sequence for human mannan-binding lectin, as more fully described in [**Redacted**].

Execution Copy

           1.57  “Royalty Term” means on a country-by-country and Product-by-Product basis, the later of: (a) the last to expire Valid Claim of a NatImmune Patent covering such Product in such country, and (b) twenty (20) years following the first Launch of such Product in such country.

           1.58  “Sublicensee” means a Third Party to whom Enzon grants a sublicense under any rights licensed hereunder to distribute, promote the sale of and sell the Products, or otherwise grants rights to distribute, promote and sell the Products (other than wholesalers and physical distributors). Solely for purposes of the definition of Net Sales, further sublicenses by permitted Sublicensees of United States rights shall be considered Sublicensees.

           1.59  “Term” has the meaning assigned to it in Section 7.1.

           1.60  “Third Party” means a person or entity other than Enzon, NatImmune or an Affiliate of either of them.

           1.61  “Third Party Licenses” means the license agreements entered into by NatImmune that are listed on Schedule 1.61.

           1.62  “Topical Administration” means the topical administration, whether through ointments, gels, creams, lotions, or other similar formulations, of a pharmaceutical product, including administration directly to the external epidermis, dermis, mucous membrane or the eye of a subject, but excluding intrapulmonary administration and intranasal administration.

           1.63  “United States” means the United States of America, its territories and possessions, including the commonwealth of Puerto Rico.

           1.64  “Valid Claim” means a claim of any issued, unexpired NatImmune Patent that has not been dedicated to the public, disclaimed, abandoned or held invalid or unenforceable by a court or other body of competent jurisdiction in an unappealed or unappealable decision,

Execution Copy

and that has not been explicitly disclaimed, or admitted by NatImmune in writing to be invalid or unenforceable or of a scope not covering Products through reissue, disclaimer or otherwise.

           1.65  “Year” means a twelve-month period commencing January 1 and ending December 31.

2.   LICENSES AND RELATED RIGHTS

      2.1   Licenses to Enzon. Subject to the terms of this Agreement, NatImmune grants to Enzon the following:

           (a) an exclusive license (except as to NatImmune), including the right to sublicense to the extent permitted under Section 2.5, under the NatImmune Technology and NatImmune’s rights in any Joint Patents (as defined in Section 5.2(a)) to make and have made in the NatImmune Territory, Compounds and Products for use in the Field, except that Enzon may only sell and offer for sale such Compounds and Products in the Enzon Territory;

           (b) an exclusive (even as to NatImmune) license in the Enzon Territory, including the right to sublicense to the extent permitted under Section 2.5, under the NatImmune Technology and NatImmune’s rights in any Joint Patents, to make, have made, develop, promote, use, import, offer for sale and sell Compounds and Products for use in the Field,

           (c) Each of the foregoing licenses to Enzon under the NatImmune Technology licensed to NatImmune under Third Party Licenses is subject to (i) the rights reserved under such Third Party Licenses, including non-exclusive licenses to use for internal, non-commercial research purposes and the rights of the United States government; and (ii) the other terms and conditions of such Third Party Licenses that are expressly required to apply to a sublicense thereunder, as contained in the copies of such Third Party Licenses provided to Enzon prior to the date hereof. Enzon agrees that it shall not, and shall cause its Affiliates and licensees to

Execution Copy

not, (a) solicit active or passive sales of Compounds or Products outside the Enzon Territory, or (b) sell Compounds or Products to Third Parties where Enzon knows or should reasonably know that such Third Parties intend to resell such Compounds or Products outside of the Enzon Territory.

      2.2  Licenses to NatImmune.

           (a) Enzon hereby grants to NatImmune the exclusive (even as to Enzon) license in the NatImmune Territory (including the right to sublicense with Enzon’s consent, such consent not to be unreasonably delayed, withheld or conditioned), under the Development Data, Regulatory Approvals and Product Trademarks to promote, use, import, offer for sale and sell Compounds and Products for use in the Field. NatImmune agrees that it shall not, and shall cause its Affiliates and licensees to not, (a) solicit active or passive sales of Compounds or Products outside the NatImmune Territory, or (b) sell Compounds or Products to Third Parties where NatImmune knows or should reasonably know that such Third Parties intend to resell such Compounds or Products outside of the NatImmune Territory.

           (b) In the event NatImmune decides to seek to grant a sublicense (including granting a right to promote the sale of a Product) for rights to a Product or Products in one or more countries in the NatImmune Territory (“NatImmune Sublicense”), NatImmune will first notify Enzon of such decision, (the “NatImmune Sublicense Notice”), and Enzon will have twenty (20) days from its receipt of the NatImmune Sublicense Notice to decide whether it wishes to pursue negotiations with NatImmune to enter into a NatImmune Sublicense with NatImmune.

           (c) If Enzon declines to enter into negotiations or does not reply to the NatImmune Sublicense Notice within such twenty (20) day period, NatImmune shall be free to enter into a

Execution Copy

NatImmune Sublicense agreement with a Third Party and shall have no further obligations to Enzon with respect to such NatImmune Sublicense.

           (d) If Enzon notifies NatImmune that it is interested in acquiring such rights within such twenty (20) day period, then for an additional forty (40) day period, NatImmune shall conduct negotiations on an exclusive basis with Enzon diligently and in good faith to reach a written agreement with Enzon, provided that neither Party shall be obligated to enter into such written agreement and failure to enter into such written agreement shall not be considered a breach of this Section 2.2. If the Parties fail to sign a written agreement within such forty (40) day period, NatImmune shall be free to enter into a NatImmune Sublicense agreement with a Third Party.

     2.3  Baltic Country Co-Promotion. Enzon hereby grants to NatImmune the exclusive right to market, promote and detail (but not to sell) the Products in the Baltic Countries on commercially reasonable terms, which terms will be negotiated by the Parties in good faith in order to reach agreement thereon no later than December 31, 2005.

     2.4  Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by the Parties are, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code except as may otherwise be required by any provision under Danish insolvency Laws. The Parties agree that the Parties, as licensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the United States Bankruptcy Code to the extent not otherwise mandatorily provided for under Danish insolvency Laws. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under

Execution Copy

the United States Bankruptcy Code, or commencement of insolvency proceeding by or against a Party under the Danish Bankruptcy Act as the case may be, the Party hereto that is not a Party to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party's possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party's written request therefore, unless the Party subject to such proceeding continues to perform all of its obligations under this Agreement or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefore by the non-subject Party.

     2.5  Topical Administration. NatImmune retains all rights to Topical Administration of Compounds and, accordingly, retains the exclusive right to develop and commercialize a pharmaceutical products that contain a Compound for Topical Administration (a “Topical Product”), provided, however, that NatImmune may not develop a Compound for (a) any therapeutic use in the fields of internal organ transplant or oncology; or (b) for the delivery of a compound where the pharmacologic action is effected primarily by systemic, as opposed to local, administration. If NatImmune decides to seek to grant a license (including granting a right to promote the sale of and resell a Topical Product manufactured by or for NatImmune) for rights to a Topical Product in the United States of America (“U.S. Topical License”) prior to the [**Redacted**]:

           (a) NatImmune will first notify Enzon of such decision, and will simultaneously provide Enzon with all material information regarding the formulation, stability, safety and efficacy of such Topical Product and its backups, if any; the status of discussions with FDA or

Execution Copy

any Regulatory Authorities directly relating thereto; and relevant patent information (together, the “Topical Notice”). Enzon will have twenty (20) days from its receipt of the Topical Notice to decide whether it wishes to pursue negotiations with NatImmune to enter into a U.S. Topical License with NatImmune;

           (b) If Enzon declines to enter into negotiations or does not reply to the Topical Notice within such twenty (20) day period, NatImmune shall be free to enter into a U.S. Topical License agreement with a Third Party and shall have no further obligations to Enzon with respect to such U.S. Topical License; and

           (c) If Enzon notifies NatImmune that it is interested in acquiring such rights within such twenty (20) day period, then for an additional forty (40) day period, NatImmune shall conduct negotiations on an exclusive basis with Enzon diligently and in good faith to reach a written agreement with Enzon, provided that neither Party shall be obligated to enter into such written agreement and failure to enter into such written agreement shall not be considered a breach of this Section 2.5. If the Parties fail to sign a written agreement within such forty (40) day period, NatImmune shall be free to enter into a U.S. Topical License agreement with a Third Party.

     2.6  Sublicenses. Subject to Section 4.11 and, in the case of the United States, Section 4.12, Enzon may grant sublicenses under the licenses granted under Section 2.1, or other grants of rights to a Sublicensee (a “Sublicensee Arrangement”) without the prior written consent of NatImmune; provided, that in the case of each such Sublicensee Arrangement, (a) Enzon shall be liable to NatImmune as if Enzon is exercising such sublicensed rights itself under this Agreement, including all payment, diligence and reporting obligations; (b) Enzon shall provide all reasonable assurances that its Sublicensees comply

Execution Copy

with confidentiality, indemnity, reporting, audit rights, access to data (including Development Data and regulatory filings), and information obligations comparable to those set forth in this Agreement; (c) with respect to the Major EU Countries and the United States, Enzon maintains an active role in the development and commercialization strategy for the Product; and (d) Enzon promptly provides to NatImmune copies of each Sublicensee Arrangement.

      2.7  Exclusivity. During the Royalty Term in each country, neither Enzon and its Affiliates nor NatImmune and its Affiliates shall, except pursuant to this Agreement, directly or indirectly, by itself or with any Third Party, Commercialize in such country any pharmaceutical product containing a compound that (a) binds to [**Redacted**]; and (b) activates the complement pathway through [**Redacted**]; and (c) mediates [**Redacted**] and clearance by [**Redacted**].

     2.8  Exchange of Information. In accordance with a technology transfer schedule to be established within 30 days after execution of this Agreement, NatImmune shall disclose to Enzon all NatImmune Know-How not previously disclosed. In addition, from time-to-time throughout the Term, NatImmune shall disclose to Enzon all newly-developed or acquired NatImmune Know-How not previously disclosed.

3.  DEVELOPMENT AND COMMERCIALIZATION

     3.1  Development.

           (a) For the initial twelve (12) month period after the Effective Date, NatImmune and Enzon will meet at least once every other month or as otherwise agreed upon by the Parties in order to discuss the Development of Compounds and Products. Thereafter, until approval of the BLA for the first Product, representatives of NatImmune and Enzon will meet at least once every six (6) months or as otherwise agreed upon by the Parties in order to discuss the

Execution Copy

Development of Compounds and Products. The site for such meetings will be alternated between sites selected by each Party, with Enzon selecting the site of the first such meeting. In lieu of in-person meetings, meetings may take place by telephone or video conference.

           (b) In its initial Development activities, Enzon will use the Native Product. Thereafter, Enzon will utilize Diligent Efforts to Develop such Native Product, and at all times will use Diligent Efforts to Develop at least one Product in accordance with the Development Plan. Enzon shall provide semi-annual written reports to NatImmune sufficient to keep NatImmune fully-informed regarding continuing Development activities and plans for the Products.

           (c) NatImmune shall assign to Enzon, and Enzon shall assume all the rights and obligations of, the Diosynth Agreement. Until such time as either (i) the Diosynth Agreement has been assigned by NatImmune to Enzon, or (ii) Diosynth or its affiliate and Enzon have entered into an agreement whose terms are consistent in all material respects to the Diosynth Agreement, NatImmune shall obtain for Enzon, at no incremental cost or liability to NatImmune, an arrangement under which Enzon is provided substantially the same benefits under the Diosynth Agreement (subject to all obligations thereunder) as though it were assigned by NatImmune to Enzon as of the Effective Date.

           (d) Development Plan. Enzon shall use Diligent Efforts to prepare a plan for the Development of Products to enable the filing and receipt of Regulatory Approval for the Products (such plan, the “Development Plan”). The initial draft Development Plan shall be provided to NatImmune promptly after Enzon completes such initial draft, which shall be as soon as reasonably practicable after the Effective Date. The Development Plan will set forth the objectives, planned tasks, and resource allocations for the conduct of the Development activities, and shall contain such details as contained Enzon’s regularly prepared development

Execution Copy

plans for its other products. Enzon shall provide a copy of any proposed material update to the Development Plan to NatImmune before such plan is finalized to enable NatImmune to provide comments thereon. Enzon shall reasonably consider any such comments. During the course of Development, Enzon will update the Development Plan as it deems necessary and appropriate to reflect the then-current strategy for development of Products.

           (e)  Development Records. Enzon will also retain all records of its Development activities as required by Law. To the extent not otherwise provided for herein, upon reasonable request of NatImmune, Enzon will provide copies of preliminary reports, final reports and all material data and other information relating to or arising out of any clinical studies performed by it on Compounds or Products that are required to be submitted in connection with seeking Regulatory Approvals for Products, and any other information or data reasonably requested by NatImmune in connection with the Development of Products.

           (f)  Adverse Events. Promptly following the Effective Date, Enzon and NatImmune will develop and agree upon safety data exchange procedures governing the coordination of collection, investigation, reporting, and exchange of information concerning adverse events sufficient to permit each Party, its Affiliates, Sublicensees or licensees to comply with its legal obligations. The safety data exchange procedures will be promptly updated if required by changes in legal requirements or by agreement between the Parties. In any event, each Party shall inform the other Party of any Adverse Event of which it becomes aware in a timely manner commensurate with the seriousness of the Adverse Event. Enzon will be responsible for reporting all Adverse Events to the appropriate regulatory authorities in the countries in the Enzon Territory, including the FDA and EMEA, in accordance with the Laws of the relevant countries and authorities and NatImmune will be responsible for reporting all Adverse Events

Execution Copy

to the appropriate regulatory authorities in the countries in the NatImmune Territory. Enzon will ensure that its Affiliates and Sublicensees comply with all such reporting obligations, and NatImmune will ensure that its Affiliates and licensees comply with all such reporting obligations. Each Party will designate a safety liaison to be responsible for communicating with the other Party regarding the reporting of Adverse Events.

     3.2  Regulatory Affairs.

           (a) Enzon shall use Diligent Efforts to obtain Regulatory Approvals for at least one Product in the Enzon Territory, including compiling, submitting and prosecuting in a timely manner all necessary data, documents and BLAs (including labeling), in a format acceptable to the applicable Regulatory Authorities in the Enzon Territory, maintaining and renewing the Regulatory Approvals in the Enzon Territory and paying all user fees and other costs required to obtain and maintain such Regulatory Approvals.

           (b) Enzon shall grant NatImmune, its Affiliates and licensees the exclusive right to use and cross-reference any Regulatory Filings as may be required solely to allow NatImmune, its Affiliates and licensees to sell the Products in the NatImmune Territory and to allow NatImmune, its Affiliates and its licensees to Commercialize the Products in the NatImmune Territory to the extent otherwise permitted under this Agreement. Enzon shall transfer to NatImmune, its Affiliates or licensees a copy of the all Regulatory Filings submitted by Enzon to the FDA, EMEA and any other applicable Regulatory Authorities.

           (c) Enzon shall grant NatImmune the right to use and reference the results generated from Phase IV Trials conducted by or for Enzon for a Product in connection with the Commercialization of Products in the NatImmune Territory.

Execution Copy

           (d) In conducting any Development activities hereunder, each Party shall: (i) ensure that its employees, agents, clinical institutions and clinical investigators comply with all FDA statutory and regulatory requirements with respect to Products, including : the Federal Food, Drug and Cosmetic Act, as amended (FFDCA), the Public Health Service Act (PHSA), regulatory provisions regarding protection of human subjects, financial disclosure by clinical investigators, Institutional Review Boards (IRB), GCP, GLP, IND regulations, and any conditions imposed by a reviewing IRB or the FDA; and (ii) not utilize, in conducting studies on Products any person or entities that at such time are debarred by FDA, or that, at such time, are under investigation by FDA for debarment action pursuant to the provisions of the Generic Drug Enforcement Act of 1992 (21 U.S.C. Section 335).

           (e) Commencing upon the Effective Date, NatImmune will use commercially reasonable efforts to assist Enzon in connection with Enzon’s response to current and future FDA inquiries about the Products with the goal of enabling Enzon to file an IND as soon as reasonably practicable.

     3.3 Manufacture and Supply.

           (a) Manufacturing Development. Enzon shall use Diligent Efforts to develop or have developed a suitable formulation of Products for commercial sale worldwide and to develop scale-up and validation procedures for the manufacture of commercial quantities of Products and conduct such other manufacturing development work as is reasonably necessary to manufacture and package commercial quantities of Products, including formulation and stability development and process validation.

           (b) Technology Transfer. In accordance with a technology transfer schedule and procedure that the Parties shall establish within ninety (90) days after the Effective Date,

Execution Copy

NatImmune shall also promptly provide Enzon with information in its possession relative to the manufacturing, formulation, and packaging of Compounds and Products.

           (c) Commercial Supply in the Enzon Territory. Enzon shall use Diligent Efforts to manufacture or have manufactured the Products for the Development and Commercialization of Products in the Enzon Territory, and shall maintain or arrange for sufficient manufacturing capacity to meet the reasonably anticipated market demand for the Products in the Enzon Territory and NatImmune Territory.

           (d) Enzon Supply to NatImmune. Subject to the negotiation and execution of a mutually agreed manufacturing and product supply agreement between Enzon and NatImmune, which shall be completed no later than twelve (12) months from the Effective Date and shall contain the terms set forth in Schedule 3.3(d), Enzon shall use Diligent Efforts to manufacture or have manufactured and maintain or arrange sufficient manufacturing capacity to supply to NatImmune or NatImmune’s licensee(s), for so long as Enzon manufactures or has manufactured the Products for sale in the Enzon Territory, such quantities of Product as required to meet patient demand solely in the NatImmune Territory. If requested by NatImmune, and subject to Enzon’s then-current capacity limitations, Enzon shall also supply to NatImmune and its licensees such quantities of Compounds in bulk form as NatImmune or its licensees may order for use in making Topical Products upon commercially reasonable terms substantially similar to those set forth in Schedule 3.3(d).

     3.4 Development Costs.

           (a) Subject to Section 3.4(d), Enzon shall be responsible for all costs associated with the Development and Commercialization of Products incurred after the Effective Date. For

Execution Copy

the avoidance of doubt, NatImmune shall be responsible for costs related to services provided by Diosynth B.V. under the Diosynth Agreement through the date of this Agreement.

           (b) NatImmune agrees to use commercially reasonable efforts in performing the tasks set forth on Schedule 3.4(b) related to the Development of the Products; provided, that NatImmune may cease any such task at any time, if, after exerting such commercially reasonable efforts, NatImmune determines in good faith that it is not capable of performing the applicable task. Enzon shall pay NatImmune the payments in the amounts and at the times set forth in such Schedule, plus Enzon shall reimburse NatImmune for [**Redacted**]. Enzon shall pay NatImmune the particular amounts specified on Schedule 3.4(b) no later than ten (10) Business Days after the occurrence of the event associated with each such amount.

           (c) If the Parties agree that NatImmune shall perform other activities in connection with the Development, the Parties will agree on reasonable compensation to NatImmune for performing such services. If applicable, within thirty (30) days after the end of each Enzon Quarter, NatImmune shall submit to Enzon an accounting of all costs NatImmune incurs under the Development Plan during that Enzon Quarter, including reasonable detail demonstrating the specific basis for the costs and expenses included in the summary. Enzon shall on an Enzon Quarterly basis, within forty-five (45) days after the end of each Enzon Quarter (provided that NatImmune submitted its accounting report on time), prepare and submit to NatImmune a reimbursement of the costs [**Redacted**].

           (d) NatImmune shall be responsible for costs related to additional activities specifically required for obtaining Regulatory Approvals in the NatImmune Territory, and NatImmune shall be responsible for all costs related to Commercialization of Products in the NatImmune Territory.

Execution Copy

     3.5  Product Trademarks. Enzon shall select and own Product Trademarks for sale of Product in the Enzon Territory. Enzon shall grant NatImmune a royalty free license to use such Product Trademarks solely in the NatImmune Territory solely in connection with the sale in the NatImmune Territory of Products by NatImmune, its Affiliates or licensees for as long as NatImmune, its Affiliates or licensee sell Products. NatImmune shall use the Products Trademarks in accordance with sound trademark usage principles and in accordance with all Laws. Enzon shall have the right, which shall be exercised in a reasonable manner, to inspect NatImmune’s facilities and records relating to the Products to the extent reasonably required to assure conformance with the foregoing requirements.

     3.6  Commercialization.

           (a) Marketing Efforts in the Enzon Territory. Enzon shall use Diligent Efforts to promote, market, sell and otherwise Commercialize the Products in the Enzon Territory. Such efforts may include, as appropriate as determined by Enzon in the exercise of its commercially reasonable judgment, the use of product detailing efforts directed to potential prescribers of the Product, pre-launch medical education campaigns, pricing and reimbursement activities, medical education activities, Phase IV testing and other sales, marketing and promotion activities customarily used by comparable pharmaceutical companies for products of similar market potential.

           (b) Advertising and Promotion. NatImmune, its Affiliates or licensee may adapt and use the core promotional and training materials prepared by Enzon for marketing the Products in the Enzon Territory in connection with the marketing and promotion of the Products in the NatImmune Territory. Enzon shall own the copyright and all related rights in all such advertising and promotional and training materials.

Execution Copy

           (c) Commercialization Plans. Enzon shall use Diligent Efforts to prepare marketing plans for such Product, such plans shall contain the details contained in the marketing plans regularly prepared by Enzon for its other products and shall include plans related to the pre-launch, launch, promotion and sale of the Product, and the general nature of the marketing, promotion and advertising campaigns proposed to be conducted, including the number of detailing representatives, possible Phase IV Trials and medical education activities (the “Commercialization Plans”). Enzon shall provide a copy of all Commercialization Plans to NatImmune as soon as practicable after such plan(s) are completed.

           (d) Pricing. As between Enzon and NatImmune, Enzon shall be solely responsible for the pricing and other terms of sale for Products in the Enzon Territory, and NatImmune shall be solely responsible for the pricing and other terms of sale for Products in the NatImmune Territory.

           (e) Coordination. Subject to Law, the Parties shall coordinate and exchange information relating to the marketing efforts for the Enzon Territory and the NatImmune Territory, including information relating to medical claims regarding the Products, medical conferences, publications, product profiling and positioning strategy, (i) Enzon shall allow, or, if applicable, shall use commercially reasonable efforts to have Enzon’s Sublicensee allow, NatImmune’s sales force to participate in sales and promotional training relating to the Products to the same extent as Enzon’s (or Enzon’s Sublicensee’s, as applicable) sales force for the EU; and (b) Enzon will cause its training personnel in the United States to train NatImmune’s sales trainers so that NatImmune’s sales trainers are able to conduct sales and promotional training relating to the Products; provided that NatImmune will be responsible for all travel and other direct costs relating to its sales force’s or trainer’s participation in such

Execution Copy

activities, and (ii) each Party shall provide the other Party’s sales force with access to and use of the same promotional materials that such Party’s sales force uses.

4.   FINANCIAL TERMS

     4.1  License Fee. Enzon shall pay to NatImmune a license fee of USD ten million ($10,000,000.00) within ten (10) Business Days after the Effective Date.

     4.2  Milestone Payments.

           (a) Enzon shall pay NatImmune a milestone payment (each, an “Event Milestone Payment”) in respect of each of the following events (each, an “Event Milestone”) in the particular amounts specified below no later than ten (10) Business Days after the occurrence of each Event Milestone, except for Event Milestone Payments related to Event Milestones having Net Sales criteria, in which cases payment shall be made sixty (60) days after the end of the Enzon Quarter in which the Net Sales criterion is met:

Event Milestone	Amount ($USD million)

(i) [**Redacted**]	[**Redacted**]
(ii) [**Redacted**]	[**Redacted**]
(iii) [**Redacted**]	[**Redacted**]
(iii) [**Redacted**]	[**Redacted**]
(iv) [**Redacted**]	[**Redacted**]
(v) [**Redacted**]	[**Redacted**]
(vi) [**Redacted**]	[**Redacted**]
(vii) [**Redacted**]	[**Redacted**]

“annual” for purposes of subsections (v), (vi) and (vii) shall mean Net Sales during any trailing period comprising four (4) full Enzon Quarters.

Execution Copy

          (b) All Event Milestone Payments set forth in this Section 4.2 shall be paid to NatImmune only once regardless of the number of Products developed under this Agreement.

          (c) If the Event Milestone Payment set forth in Section 4.2(a)(ii) or 4.2(a)(iii) is achieved without triggering the Event Milestone Payment(s) in Section 4.2(a)(i) or 4.2(a)(ii), then Enzon shall pay to NatImmune the Event Milestone Payment in Section 4.2(a)(ii) or 4.2(a)(iii) that is achieved, as applicable, and on the date that such Event Milestone Payment is due, Enzon shall also pay to NatImmune the previously unpaid Event Milestone Payments in Section 4.2(a)(i) or 4.2(a)(ii), or both of them, as applicable.

          (d) If the Event Milestone Payments described in Section 4.2(a)(vi) and (vii) above are both reached during the same calendar year, then the second such payment shall not be payable until sixty (60) days after the end of such calendar year.

          (e) In the event that Enzon has given NatImmune any notice of termination of this Agreement under Section 7.2, Enzon shall remain liable for the Event Milestone Payments in Sections 4.2(a)(v)-(vii) that would otherwise become due during the notice period set forth in Section 7.1, but shall not be liable for the Event Milestone Payments in Sections 4.2(a)(i)-(iv) that first accrue after the date of such notice.

          4.3 Royalty Payments.

          (a) During the applicable Royalty Term, on a country-by-country and Product-byProduct basis, Enzon shall pay NatImmune royalty payments in accordance with the formula set forth below and the following percentages of Net Sales of Native and Pegylated Products in the Enzon Territory:

Execution Copy

Annual Net Sales of	Marginal Royalty Rate
Products (MUSD)
	Native Product	Pegylated Product
[**Redacted**]	[**Redacted**]	[**Redacted**]
[**Redacted**]	[**Redacted**]	[**Redacted**]

Royalties shall equal:

          [**Redacted**]

where,

A equals the year to date total Net Sales of all Products, up to [**Redacted**] million;

AA equals the year to date total Net Sales of all Products (applies only if such Net Sales exceeds [**Redacted**] million);

B equals [**Redacted**] million;

C equals the percent of total Net Sales of all Products comprised of Net Sales of Native Products; and

D equals the percent of total Net Sales of all Products comprised of Net Sales of Pegylated Products

          (b) Notwithstanding the foregoing, for Net Sales based on sales of a Product in the Enzon Territory, any payments owed with respect to Net Sales of such Product in a particular country pursuant to this Section 4.3 shall be reduced (x) by [**Redacted**] for any period of time during the Royalty Term during which no Valid Claim exists in such country, (y) by [**Redacted**] if during the relevant Enzon Quarter, one or more Generic Products shall be commercially available in such country and shall have in the aggregate a [**Redacted**] or more market share of the aggregate sales of Products and Generic Products as measured by

Execution Copy

[**Redacted**]; and (z) by [**Redacted**] if during the relevant Enzon Quarter, one or more Generic Products shall be commercially available in such country and shall have a [**Redacted**] or more market share of the aggregate sales of Products and Generic Products as measured by [**Redacted**]. Market share for purposes of this Section 4.3 shall be based on data provided by IMS, or if such data is not available, such other reliable data source as reasonably determined by Enzon and agreed by NatImmune, such agreement not to be unreasonably delayed or withheld. Notwithstanding the foregoing, in no event shall royalty payments required under Section 4.3(a) be reduced by more than [**Redacted**] as a result of the events described in clauses (x), (y) or (z) above occurring.

          (c) For the avoidance of doubt, no royalties shall be due upon the sale or other transfer among Enzon or its Affiliates, but in such cases the royalty shall be due and calculated upon Enzon’s or its Affiliate’s Net Sales to the first independent Third Party; and no royalties shall accrue on the disposition of Product (i) without consideration in reasonable quantities by Enzon or its Affiliates (x) as samples (promotion or otherwise), or (y) as donations (for example, to non-profit institutions or government agencies for a non-commercial purpose), or (ii) pursuant to “treatment IND”, compassionate use, or other patient care programs authorized by any Regulatory Authority, solely to the extent that the consideration, if any, paid to Enzon pursuant to any such program is limited to reimbursement to Enzon of its costs of manufacturing and providing the Product.

          (d) Upon expiration of the Royalty Term in any country with respect to any Product, then as of the effective date of such expiration on a country-by-country basis, the licenses from NatImmune to Enzon under Section 2.1(a) and (b) shall convert to a fully-paid, non-exclusive,

Execution Copy

sublicensable license under the NatImmune Know-How to make, have made, use, import, offer for sale and sell such Product in the Enzon Territory.

     4.4 Third Party Royalties/Fees. With respect to any royalties payable by NatImmune to Third Parties based on sales of Products, or other fees payable by NatImmune to such Third Parties, in either case pursuant to license or other agreements in effect as of the Effective Date of this Agreement, NatImmune shall be solely responsible for paying all such fees and royalties to the relevant Third Parties.

     4.5 Calculating of Royalties.

          (a) In calculating the applicable royalty rates in each Enzon Quarter, the weighted average royalty rate shall first be calculated based on the cumulative year-to-date aggregate Net Sales for Native Product and for Pegylated Product in the Enzon Territory;

          (b) Such adjusted weighted average royalty rate (the “Average Full Royalty Rate”) shall be applied to the cumulative year-to-date Net Sales in any country in which none of the reductions referred to Section 4.3(b) apply;

          (c) In respect of all other countries, the Average Full Royalty Rate shall then be adjusted for each country after taking into account the reductions referred to Section 4.3(b) . Such adjusted Average Full Royalty Rate shall then be applied to the cumulative year-to-date Net Sales in such countries for Native Product and Pegylated Product; and

           (d) The aggregate royalties payable in each Enzon Quarter shall be the sum of the amounts payable under paragraphs (b) and (c) above, less the aggregate amount of royalties previously paid in respect of such year.

     4.6 Pending Patent Applications. If a pending patent application that is included within the NatImmune Patents issues in a country after the Royalty Term has already expired

Execution Copy

in such country, and such issued Patent contains a Valid Claim, then Enzon shall, (a) within sixty (60) days from the issuance of such Patent, pay to NatImmune royalties based on Net Sales in such country from the date of the expiration of the Royalty Term in such country up to and including the date of issuance of such Patent and (b) continue to make Royalty Payments in such country so long as there is a Valid Claim in such country. This Section 4.6 shall also apply if there has been a reduction in the royalty payments paid to NatImmune pursuant to Section 4.3(b) and a NatImmune Patent with a Valid Claim later issues (in which case the amount of any related royalty reduction effected pursuant to Section 4.3(b) shall then be paid to NatImmune).

     4.7  Payments and Payment Reports. All royalties due under Section 4.3 shall be paid within forty-five (45) days of the end of the relevant Enzon Quarter for which such payments are due. Each royalty payment shall be accompanied by a statement stating the number, description, aggregate gross sales and aggregate Net Sales, by country, of each Product sold during the relevant Enzon Quarter and shall also include the currency conversion rate used, and a calculation of the amount of royalty payment due on such Net Sales.

     4.8  Payment Method. All payments due under this Agreement to NatImmune shall be made by bank wire transfer in immediately available funds to an account designated by NatImmune. All payments hereunder shall be made in the legal currency of the United States of America.

     4.9  No Credits or Refunds. All payments to NatImmune hereunder shall be non-creditable and nonrefundable.

     4.10 Taxes. It is understood and agreed between the Parties that any payments made under Section 4.1, 4.2, or 4.3 of this Agreement are inclusive of any value-added or similar tax

Execution Copy

imposed upon such payments. In addition, in the event any of the payments made by Enzon pursuant to Sections 4.1, 4.2, or 4.3 become subject to withholding taxes under the Laws of any jurisdiction, Enzon shall deduct and withhold the amount of such taxes for the account of NatImmune to the extent required by Law, such amounts payable to NatImmune shall be reduced by the amount of taxes deducted and withheld, and Enzon shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to NatImmune an official tax certificate or other evidence of such tax obligations together with proof of payment from the relevant Governmental Authority of all amounts deducted and withheld sufficient to enable NatImmune to claim such payment of taxes. Any such withholding taxes required under Law to be paid or withheld shall be an expense of, and borne solely by, NatImmune. Enzon will provide NatImmune with reasonable assistance to enable NatImmune to recover such taxes as permitted by Law.

          4.11 Sublicenses.

          (a) In the event Enzon enters into a Sublicense Arrangement with a Third Party, Enzon shall have complete discretion to determine the financial terms of each such Sublicense Arrangement, subject to Section 4.11(b)

          (b) With respect to sublicenses granted by Enzon for rights to a Product in any country in the Enzon Territory with the exception of the United States, Enzon shall pay NatImmune [**Redacted**] of all cash and other consideration received by Enzon from a Sublicensee, which shall exclude any amounts received by Enzon from such Sublicensee as reimbursement of costs or expenses incurred by Enzon in performing [**Redacted**] activities under any such Sublicensee Arrangement, but shall include (i) royalties, (ii) lump sum payments, (iii) milestone payments, (iv) equity issued by such Sublicensee, and (v) revenues from sales of

Execution Copy

Products by Enzon to such Sublicensee (except the portion of such revenues not exceeding [**Redacted**] of Enzon’s [**Redacted**]). All non-cash consideration shall be valued at its fair market value.

          (c) Net Sales of Product by Enzon to Sublicensees shall not be deemed Net Sales of Products to Third Parties for royalty computation purposes under Section 4.3 or for calculating Net Sales by Enzon in Section 4.2(a)(v), 4.2(a)(vi) and 4.2(a)(vii).

          4.12 United States Sublicense Rights.

          (a) In the event Enzon decides to seek to grant a sublicense (including granting a right to promote the sale of a Product manufactured by Enzon) for rights to a Product or Products in the United States of America (“U.S. Sublicense”) prior to [**Redacted**], Enzon will first notify NatImmune of such decision, and will simultaneously provide NatImmune with all material information regarding the formulation, stability, safety and efficacy of the Product and its backups, if any; the status of discussions with FDA or any Regulatory Authorities directly relating thereto; and relevant patent information (together, the “U.S. Sublicense Notice”), and NatImmune will have twenty (20) days from its receipt of the U.S. Sublicense Notice to decide whether it wishes to pursue negotiations with Enzon to enter into a U.S. Sublicense with Enzon.

          (b) If NatImmune declines to enter into negotiations or does not reply to the U.S. Sublicense Notice within such twenty (20) day period, Enzon shall be free to enter into a U.S. Sublicense agreement with a Third Party and shall have no further obligations to NatImmune with respect to such U.S. Sublicense.

          (c) If NatImmune notifies Enzon that it is interested in acquiring such rights within such twenty (20) day period, then for an additional forty (40) day period, Enzon shall conduct

Execution Copy

negotiations on an exclusive basis with NatImmune diligently and in good faith to reach a written agreement with NatImmune, provided that neither Party shall be obligated to enter into such written agreement and failure to enter into such written agreement shall not be considered a breach of this Section 4.12. If the Parties fail to sign a written agreement within such forty (40) day period, Enzon shall be free to enter into a U.S. Sublicense agreement with a Third Party.

          4.13 Foreign Exchange. Conversion of sales recorded in local currencies to U.S. dollars will be performed in a manner consistent with Enzon's normal practices used to prepare its audited financial statements for external reporting purposes, provided that such practices use a widely accepted source of published exchange rates.

          4.14 Blocked Currency. In each country where the local currency is blocked and cannot be removed from the country, royalties accrued in that country shall be paid to NatImmune in the country in local currency by deposit in a local bank designated by NatImmune, unless the Parties otherwise agree.

          4.15 Interest. If Enzon fails to make any payment due to NatImmune under this Agreement, then, commencing with the date that is thirty (30) days after such payment was due, interest shall accrue on a daily basis at a rate equal to the thirty (30) day U.S. dollar LIBOR rate effective for the date that payment was due as published by The Wall Street Journal, + 2%.

          4.16 Records; Audits. Enzon shall keep or cause to be kept such records as are required to determine, in a manner consistent with generally accepted accounting principles in the United States, the sums or credits due under this Agreement, including Net Sales. At the request and expense of NatImmune, Enzon shall permit an independent certified public

Execution Copy

accountant appointed by NatImmune and reasonably acceptable to Enzon, at reasonable times not more than once a year and upon reasonable notice, to examine only those records as may be necessary to determine, with respect to any Year ending not more than five (5) Years prior to such Party's request, the correctness or completeness of any royalty report or payment made under this Agreement. Results of any such examination shall be (i) binding on the Parties other than in the case of manifest error, (ii) limited to information relating to the Products, (iii) made available to both Parties, and (iv) subject to the confidentiality provisions of Article 6. NatImmune shall bear the full cost of the performance of any such audit, unless such audit discloses a variance of more than five percent (5%) from the amount of the original report, royalty or payment calculation, in which case Enzon shall bear the full cost of the performance of such audit. Enzon shall promptly pay to NatImmune the amount of any underpayment of royalties revealed by an examination and review. Any overpayment of royalties by Enzon revealed by an examination and review shall be fully-creditable against future royalty payments under Section 4.3.

5.  INTELLECTUAL PROPERTY

     5.1 Ownership of Technology. Subject to the terms hereof, including the licenses and other rights granted hereunder, all Know-How and Inventions shall be owned as follows, with all issues of inventorship determined by United States patent Law:

     (a) NatImmune shall own the entire right, title and interest in and to all Know-How and Inventions (including all patents and other intellectual property rights relating thereto) made solely by its employees and/or Third Parties acting on behalf of NatImmune in the performance of any activities undertaken by it under this Agreement;

Execution Copy

     (b) Enzon shall own the entire right, title and interest in and to all Know-How and Inventions (including all patents and other intellectual property rights thereto) made solely by its employees and/or Third Parties acting on behalf of Enzon in the performance of its activities undertaken by it under this Agreement;

     (c) The Parties shall jointly own all Joint Inventions (as defined below) and, subject to the rights granted each Party under this Agreement, each Party may make, use, sell, keep, license or assign its interest in Joint Inventions and otherwise undertake all activities a sole owner might undertake with respect to such Joint Inventions, without the consent of and without accounting to the other Party. “Joint Inventions” means Inventions for which it is determined, in accordance with United States patent Law, that both: (i) one or more employees, consultants or agents of NatImmune or any other persons obligated to assign such Invention to NatImmune; and (ii) one or more employees, consultants or agents of Enzon or any other persons obligated to assign such Invention to Enzon, are joint inventors of such Invention; and

      (d) Subject to appropriate confidentiality undertakings, each Party shall notify the other Party promptly after the completion of invention disclosure statements for each Invention (or, if any provisional or other patent applications if filed claiming such invention, promptly after such filing), and, to the extent a Party is granted rights hereunder in such Invention, shall provide a copy of the same to the other Party.

     5.2  Patent Prosecution and Maintenance. Except as otherwise provided in this Section 5.2, each Party shall direct the filing, prosecution (including any interferences, oppositions, reissue proceedings and reexaminations) and maintenance of all Patents covering Inventions conceived solely by such Party.

Execution Copy

     (a) NatImmune shall direct the filing, prosecution (including any interferences, oppositions, reissuance, and re-examinations) and maintenance of all NatImmune Patents. NatImmune shall furnish Enzon with copies of all patent applications, correspondences and other communications relating to NatImmune Patents to and from patent offices in the Enzon Territory, provide Enzon a reasonable time to offer comments, and take into account any suggestions and input from Enzon.

     (b) NatImmune shall file, prosecute, and maintain NatImmune Patents in at least the countries listed in Schedule 5.2(b), other than with respect to patent applications filed prior to the Effective Date for which NatImmune does not have the right to file such application in, or designate, any additional countries, and in additional countries that Enzon shall reasonably request. If NatImmune determines not to file, prosecute, defend or maintain any patent or patent application (including failing to defend any interference or opposition proceedings) within the NatImmune Patents in any country, and providing that no other patent applications or patents containing the same claims are then pending or issued in that same country, then NatImmune shall provide Enzon with thirty (30) days prior written notice of such determination and Enzon shall have the right and opportunity to file, prosecute, defend and/or maintain such patent or patent application in Enzon’s name, at Enzon’s sole cost and expense, and such patent or patent application shall no longer be included in the NatImmune Patents pursuant to this Agreement, provided, that NatImmune will thereafter have a non-exclusive, perpetual, royalty-free license under such patent or patent application in order to make, have made, develop, promote, use, import, offer for sale and sell Compounds and Products in the NatImmune Territory, to make and have made Compounds and Products in the Enzon

Execution Copy

Territory for sale in the NatImmune Territory and to make, have made, develop, promote, use, import, offer for sale and sell Topical Products anywhere;

     (c) Joint Patents. With respect to the prosecution of patent applications claiming Joint Inventions (“Joint Patents”), Enzon shall have the right, at its expense, to take such actions as are necessary or appropriate to procure, prosecute and maintain patents with respect thereto (including any interferences, oppositions, reissuance, and re-examinations); provided, that all such patent applications and patents shall be owned jointly. Enzon shall furnish NatImmune with copies of such Joint Patents and other material correspondence relating to such Joint Inventions to and from the U.S. Patent and Trademark Office and European Patent Office throughout the Enzon Territory and permit NatImmune to offer its comments thereon before Enzon makes a submission to such patent office. Enzon will inform NatImmune of the countries in which it intends to file patent applications for Joint Patents. NatImmune shall offer its comments promptly, including any request that the patents be filed in additional countries; provided, that Enzon shall determine the appropriate action after considering in good faith any comments or requests from NatImmune. If Enzon determines in its sole discretion not to file, prosecute, defend or maintain any patent or patent application (including failing to defend any interference, revocation or opposition proceedings) within the Joint Patents in any country, then Enzon shall provide NatImmune with thirty (30) days prior written notice (or such shorter time period that would permit NatImmune a reasonable opportunity to respond in a timely manner) of such determination and NatImmune shall have the right and opportunity to file, prosecute, defend and/or maintain such patent or patent application in NatImmune’s name at NatImmune’s sole cost and expense, and, subject to the other terms of this Agreement, Enzon will thereafter have a non-exclusive, perpetual, royalty-

Execution Copy

free license under such patent or patent application in order to make, have made, develop, promote, use, import, offer for sale and sell Compounds and Products in the Enzon Territory and to make and have made Compounds and Products in the NatImmune Territory for sale in the Enzon Territory.

     (d) Unless otherwise provided hereunder, Enzon shall reimburse NatImmune for 50% of the costs NatImmune incurs after the Effective Date in connection with respect to the filing, prosecution, and maintenance of NatImmune Patents in the countries listed in Schedule 5.2(b) and 100% of such costs in any additional countries requested by Enzon under Section 5.2(b) . Within sixty (60) days after the end of each Enzon Quarter, NatImmune shall submit to Enzon an accounting of all costs NatImmune incurs with regard to the filing, maintenance and prosecution of NatImmune Patents during that quarter along with Enzon’s share of those costs as calculated pursuant to this Section 5.2 . Enzon shall, within thirty (30) days after receipt of such accounting from NatImmune, prepare and submit to NatImmune a reimbursement of such costs incurred by NatImmune.

     (e) Each Party shall cooperate with the other and take all reasonable additional actions and execute such agreements, instruments and documents as may be reasonably required to perfect the other's ownership interest in accordance with this Agreement including, the execution of necessary and appropriate instruments of assignment to achieve such joint ownership as set forth in Section 5.

     5.3  Enforcement of Patent Rights.

     (a) Enforcement of NatImmune Patents. In the event that either Party becomes aware of a suspected infringement by a Third Party of any NatImmune Patent licensed to Enzon under this Agreement and such potential infringement or claim relates to a Compound

Execution Copy

or a Product, such Party shall notify the other Party promptly, and following such notification, the Parties shall confer. Enzon shall have the right, but shall not be obligated, to bring an infringement action at its own expense, in its own name and entirely under its own direction and control in the Enzon Territory. NatImmune, upon request of Enzon, agrees to join in any such litigation at Enzon's expense and to cooperate with Enzon in connection with such litigation.

     (b) If Enzon fails to prosecute any action described in subsections (a), (b) or (c) of this Section 5.3 within 90 days, NatImmune shall have the right, at NatImmune's sole expense, to institute any such litigation.

     (c) Recoveries. In the event either Party exercises the rights conferred in this Section 5.3 and recovers any damages or other sums in such action, suit or proceeding or in settlement thereof, such damages or other sums recovered shall first be applied to all out-of-pocket costs and expenses incurred by such Party in connection therewith, including attorneys fees. If, after such reimbursement, any funds shall remain from such damages or other sums recovered, the amount of any recovery remaining shall then be allocated between the Parties on a pro rata basis taking into consideration the relative economic losses suffered by each Party.

     5.4  Defense of Third Party Claims. If a claim is brought by a Third Party alleging patent infringement by Enzon or NatImmune with respect to the manufacture, use, sale, offer for sale or importation of a Compound or Product, each Party will give prompt notice to the other Party of such claim. Promptly upon receipt of such notice, the Parties shall meet and discuss in good faith if such activity infringes such Third Party's intellectual property rights, and shall take necessary steps on this matter.

Execution Copy

     5.5 License to Third-Party Patents. If one or more patent licenses from other Third Parties are required by Enzon or its Affiliates or Sublicensees in order to make, have made, use, offer to sell, sell or import the Current Product (hereinafter “Third Party Patent Licenses”), then [**Redacted**] of the consideration [**Redacted**] under such Third Party Patent Licenses by Enzon, its Affiliates or Sublicensees for sale of such Product [**Redacted**] shall be creditable against the royalty payments due NatImmune by Enzon with respect to the sale [**Redacted**] of the Product, which Product would, absent such Third Party Patent License, infringe such patent rights of the Third Party [**Redacted**]; provided, that the royalty payment to NatImmune on account of sales [**Redacted**] shall not be reduced, by more than [**Redacted**] of the monies otherwise owed to NatImmune; and any amounts not able to be reduced due to the immediately foregoing limitation shall be carried forward to future [**Redacted**] for crediting against future royalties in such country. Notwithstanding the foregoing, Enzon may not credit any amount of such payments paid by Enzon to any Third Party in connection with licenses to Patents related to Pegylation technology. Enzon will: (a) notify NatImmune of any decision by Enzon to obtain any Third Party Patent License, and will consult with NatImmune regarding the need for and the terms of any such Third Party Patent License prior to entering into any such Third Party Patent License, and (b) provide NatImmune with a copy of any such Third Party Patent License promptly after entering into such license.

     5.6 Hatch-Waxman Certification. Each Party shall inform the other of any certification regarding any Patent such Party has received pursuant to either 21 U.S.C. §§ 355(b)(2)(A)(iv) or (G)(2)(A)(vii)(IV) or its successor provisions or any similar provisions in a country in the Enzon Territory other than the United States and shall provide the other Party

Execution Copy

with a copy of such certification within five (5) days after receipt. The initiation and prosecution of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be as defined in Section 5.3.

     5.7  Patent Term Restoration/Supplemental Protection. The Parties hereto shall cooperate with each other in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country in the Enzon Territory or NatImmune Territory where applicable to NatImmune Patents. In the event that elections with respect to obtaining such patent term restoration are to be made, Enzon shall have the right to make the election and NatImmune agrees to abide by such election.

6.  CONFIDENTIALITY

     6.1 Treatment of Confidential Information. The Parties agree that during the Term, and for a period of five (5) years after the end of the Term, a Party receiving Confidential Information of the other Party will (a) maintain in confidence such Confidential Information to the same extent such Party maintains its own proprietary industrial information of similar kind and value (but at a minimum each Party shall use commercially reasonable efforts), (b) not disclose such Confidential Information to any Third Party without prior consent of the other Party, and (c) not use such Confidential Information for any purpose except those permitted by this Agreement.

     6.2 Exceptions. A Party shall not have the obligations set forth in Section 6.1 with respect to any portion of such Confidential Information that it can show by adequate documentation:

     (a) is publicly disclosed by the disclosing Party, either before or after it becomes known to the receiving Party;

Execution Copy

     (b) was known to the receiving Party, without obligation to keep it confidential, prior to when it was received from the disclosing Party;

     (c) is subsequently disclosed to the receiving Party by a Third Party lawfully in possession thereof without obligation to keep it confidential;

     (d) has been published by a Third Party; or

     (e) has been independently developed by the receiving Party without the aid, application or use of Confidential Information.

     6.3 Authorized Disclosure. Notwithstanding Section 6.1, a Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is necessary in the following instances:

     (a) filing or prosecuting Joint Patents, Compounds or Products;

     (b) Regulatory Filings for Products;

     (c) prosecuting or defending litigation relating to Compounds or Products;

     (d) complying with Laws; and

     (e) disclosure, in connection with the performance of this Agreement, to Affiliates, licensees, sublicensees, employees, consultants, or agents, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 6.

     6.4 The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties. Such terms may be disclosed by a Party to individuals or entities covered by 6.3(e) above, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 6. Disclosure of the terms of this Agreement (but not other

Execution Copy

Confidential Information received from the other Party) may also be made, to actual or potential bankers, lenders and investors of the disclosing Party as long as they are subject to terms of confidentiality and non-use at least equivalent in scope to those set forth in this Article 6. If Enzon or NatImmune becomes aware of a breach or alleged breach by any individual referred to in Section 6.3(a) or 6.4 of such individual’s confidentiality obligations relating to Confidential Information, then the Party that learns of such breach or alleged breach shall notify the other Party, and the Parties will use commercially reasonable efforts to enforce available remedies in respect of such breach as soon as reasonably practicable under the circumstances.

     6.5 Publicity. The public announcement of the execution of this Agreement is set forth on Schedule 6.5 hereto. In addition, (a) Enzon may make a public statement, including in analyst meetings, concerning the progress of the Compound or Products; (b) NatImmune may make a public statement, including in analyst meetings, concerning or the progress of the Compound or Products; and (c) each Party may make a public statement, including in analyst meetings, concerning the terms of this Agreement, where, in the case of (b) and (c), such statement (i) is required by Law, applicable stock exchange regulation or legal proceedings, as confirmed upon the request of the other Party by an opinion of counsel, for the Party proposing to make such statement; or (ii) was approved by the other Party, such approval shall not be unreasonably withheld or delayed. Otherwise, NatImmune will not make any public announcement regarding the terms of or events related to the Agreement without the prior consent of Enzon. In connection with any filing ) that is required by Law, applicable stock exchange regulation or legal proceedings (including any SEC filing of this Agreement), the Party required to make such filing shall endeavor to obtain confidential treatment of economic

Execution Copy

and trade secret information and shall seek the other Party’s views concerning the scope of any redaction of this Agreement in any such filing. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information except as permitted hereunder, and shall cooperate with each other with respect to all such disclosures. The Party that is required to or has otherwise decided to make a public statement pursuant to this Section 6.5 (the “Disclosing Party”) will, where reasonably practicable under the circumstances, give the other Party sufficient advance notice of the text of any proposed statement so that the other Party will have the opportunity to comment upon the statement, and such comments will be taken into account in the final statement. If such advance notice is not reasonably practicable, then the Disclosing Party will provide the other Party with the text of such statement promptly after such statement is made by the Disclosing Party.

     6.6  Publications. Neither NatImmune nor its employees shall (and NatImmune shall not grant rights allowing its contractors or investigators to) publish or present any information containing any Development Data generated by Enzon’s Development activities of any Compound or Product without Enzon's prior consent (which may be withheld in its sole and final discretion), except as required under Section 6.3(d).

7.  TERM AND TERMINATION

     7.1 Term. This Agreement shall continue until the earlier of (i) expiration of the last Royalty Term, and (ii) the effective date of termination pursuant to Section 7.2 or 7.3 (the “Term”).

     7.2 Termination by Enzon. Enzon may terminate the Agreement at any time for any reason upon one hundred and twenty (120) days notice; provided, that NatImmune may then accelerate the effective date of termination to any date that is at least thirty (30) days after

Execution Copy

receiving such notice. After NatImmune’s receipt of any such notice from Enzon, NatImmune shall have the right to discuss with Third Parties the opportunity to obtain a license or other right to Develop and Commercialize the Products upon expiration of the relevant notice period. Additionally, Enzon shall cooperate reasonably with NatImmune to provide to NatImmune any Confidential Information or Know-How Controlled by Enzon relating to the Development and Commercialization of Products that may be useful to enable NatImmune to enter into such discussions with such Third Parties; provided, that the disclosure of any such Know-How or Confidential Information is subject to written confidentiality agreements between NatImmune and such Third Parties substantially similar to those provided in this Agreement.

     7.3 Mutual Termination Rights. Either Party may terminate this Agreement if:

     (a) The other Party is in material breach of this Agreement, and the non-breaching Party delivers notice of such material breach to the other Party describing in detail the nature of such breach and its intent to terminate under this Section 7.3. In the event Enzon fails either to pay or to dispute in good faith any amounts alleged to be due and payable to NatImmune hereunder within 30 days after receiving written notice of such failure, NatImmune may terminate this Agreement at the end of such 30 day period. In the event that the alleged breach is not for nonpayment, the allegedly breaching Party shall have ninety (90) days from receipt of such notice to cure such breach (or, if such default cannot be cured within such ninety (90)-day period, the breaching Party must commence and diligently continue actions to cure such default during such ninety (90)-day period). Any such termination shall become effective at the end of such ninety (90)-day period unless the breaching Party has cured any such breach or default prior to the expiration of such ninety (90)-day period (or, if such default is capable of

Execution Copy

being cured but cannot be cured within such ninety (90)-day period, the breaching Party has commenced and diligently continued actions to cure such default provided always that, in such instance, such cure must have occurred within one hundred eighty (180) days after notice thereof was provided to the breaching Party by the non-breaching Party to remedy such default); or

     (b) The other Party is generally unable to meet its debts when due, or makes a general assignment for the benefit of its creditors, or there shall have been appointed a receiver, trustee or other custodian for such Party for or a substantial part of its assets, or any case or proceeding shall have been commenced or other action taken by or against such Party in bankruptcy or seeking the reorganization, liquidation, dissolution or winding-up of such Party or any other relief under any bankruptcy, insolvency, reorganization or other similar act or Law, and any such event shall have continued for sixty (60) days undismissed, unstayed, unbonded and undischarged. In such circumstances, the other Party may, upon notice to such Party, terminate this Agreement, such termination to be effective upon such Party's receipt of such notice; or

     (c) If a Party gives notice of termination under this Section 7.3 and the other Party disputes whether such notice was proper, then the issue of whether this Agreement has been terminated shall be resolved in accordance with Article 10 and each Party shall continue to perform its obligations hereunder pending the conclusion of such dispute resolution proceeding. If as a result of such dispute resolution process it is determined that the notice of termination was proper, then such termination shall be effective immediately. If as a result of such dispute resolution process, it is determined that the notice of termination was improper, then no termination shall have occurred and this Agreement shall remain in effect. During the

Execution Copy

period of any such dispute resolution this Agreement shall remain in effect and each Party shall continue to perform its obligations hereunder.

     7.4 Effect of Termination.

     (a) Survival.

          (i) The following provisions shall survive any expiration or termination of this Agreement: Articles 6, 9, 10, 11 and Sections 2.4, 3.1(f), 4.15, 4.16, 5.1 and 7.4, together with any sections referenced in such surviving provisions or necessary to give them effect.

          (ii) Termination of this Agreement shall not relieve the Parties of any liability that accrued hereunder prior to the effective date of such termination. In addition, termination of this Agreement shall not preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement nor prejudice either Party's right to obtain performance of any obligation. The remedies provided in Sections 7.3 and 7.4(b) are not exclusive of other remedies available to a Party in Law or equity.

     (b) Licenses and Other Rights.

          (i) Upon termination of this Agreement by Enzon pursuant to Section 7.2 or by NatImmune pursuant to Section 7.3(a) or 7.3(b), all licenses to Enzon under Section 2.1 shall terminate, and Enzon shall (without charge, other than reimbursement of out-of-pocket expenses and as otherwise provided below):

          (1) As soon as reasonably practicable after such termination, Enzon will upon NatImmune’s request (i) assign to NatImmune all of Enzon’s right, title and interest in and to any agreements between Enzon and Third Parties that are

Execution Copy

freely assignable by Enzon, subject to assumption by NatImmune of all obligations accruing thereunder thereafter, and that relate solely to the development or manufacture of any Product (or, if not relating solely to the Product, shall cooperate with NatImmune to otherwise provide the benefit of such agreement); (ii) grant NatImmune a license to all Product Trademarks, including any registrations and design patents for in connection with all Products and any Internet domain name registrations for such trademarks and slogans, all to the extent they relate to a Product; and (iii) assign all of Enzon’s right, title and interest in and to any Development Data, Regulatory Filings and Regulatory Approvals for the Products. To the extent that any agreement described in this Section is not freely assignable by Enzon, then such agreement will not be assigned, and upon the request of NatImmune, Enzon will cooperate in good faith and use Diligent Efforts to allow NatImmune to obtain a license or other right to the extent Enzon has the right and ability to do so.

     (2) Enzon will, upon NatImmune’s request, transfer to NatImmune or its designee the management and continued performance of any clinical trials for Products ongoing as of the effective date of such termination.

     (3) Enzon will, upon NatImmune’s request, if Enzon is then manufacturing a Product in accordance with GMP requirements, (i) transfer the completed manufacturing process for such Product to NatImmune or its designee for its use solely to manufacture such Product and subject to all Third Party rights and obligations, cooperate with NatImmune to effect the transition of such manufacturing process, and (ii) supply NatImmune with clinical and

Execution Copy

commercial quantities of such Product for the shorter of (A) the period until NatImmune or its designee has established and validated a manufacturing process for such Product and is approved to manufacture clinical trial and commercial supplies of such Product or (B) [**Redacted**] from the effective date of such termination; provided, that NatImmune will reimburse Enzon for [**Redacted**] with respect to such Product.

      (4) To the extent requested by NatImmune, Enzon agrees to grant and hereby grants to NatImmune, effective upon such termination of this Agreement, (x) a non-exclusive, fully paid-up, worldwide right and license, with the right to sublicense, under Enzon Know-how; and (y) a non-exclusive, worldwide right and license, with the right to sublicense, under Enzon Patents, in the case of both (x) and (y), solely for NatImmune to develop, manufacture, sell, offer to sale and otherwise Commercialize Products. In consideration of the license described in subparagraph (y) above, NatImmune shall pay to Enzon a royalty equal to [**Redacted**] of its Net Sales of the Product until expiration of the last valid claim of an Enzon Patent encompassed by such license, provided, however, if NatImmune terminates the Agreement pursuant to Section 7.3, Enzon’s royalties will be capped at the amount of [**Redacted**]; provided, that NatImmune may offset against such payment obligations any contract damages that are determined to be due to NatImmune pursuant to Article 10.

     (5) Enzon will cooperate in any reasonable manner requested by NatImmune to achieve a smooth and expeditious transition of the development,

      Execution Copy

manufacturing, marketing, and sales of the Products to NatImmune or its licensees.

     (ii) If Enzon is entitled to terminate this Agreement pursuant to Section 7.3(a) and subject to Section 7.3(c), Enzon may elect, in lieu of such termination of this Agreement in its entirety, to terminate the licenses granted to NatImmune under Sections 2.2 and 2.3; and the licenses granted to Enzon under Section 2.1 shall continue, subject to the terms and conditions of this Agreement, including any obligation to make all payments under Article 4, and Enzon will no longer be required to hold the meetings described in Section 3.1(a), provide copies of changes to the Development Plan as described in Section 3.1(d), provide NatImmune with copies of Commercialization Plans as described in Section 3.6(c), or provide assistance with sales force training or access to promotional materials as described in Section 3.6(e) . In such case, Enzon shall remain liable for the Event Milestone Payments, royalties and other payments due under Article 4, however, Enzon may offset against such payment obligations any contract damages that are determined to be due to Enzon pursuant to Article 10.

8.   REPRESENTATIONS AND WARRANTIES

     8.1 General Representations and Warranties. Each Party represents and warrants to the other that, as of the date hereof:

     (a) it is duly organized and validly existing under the Laws of its state or country of incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

Execution Copy

     (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;

     (c) this Agreement is legally binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material Law of any Governmental Authority having jurisdiction over it;

     (d) it has not granted, and will not grant during the Term of the Agreement, any right to any Third Party that would conflict with the rights granted to the other Party hereunder. It has (or will have at the time performance is due) maintained and will maintain and keep in full force and effect all agreements necessary to perform its obligations hereunder;

     (e) it is aware of no action, suit or inquiry or investigation instituted by any governmental agency that questions or threatens the validity of this Agreement; and

     (f) all necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such Party to enter into, or perform its obligations under, this Agreement have been obtained.

     8.2 Representations and Warranties of NatImmune. As of the date hereof, NatImmune hereby represents and warrants to Enzon as follows:

     (a) to the best of NatImmune’s knowledge, (i) the issued NatImmune Patents, and any patents issuing from applications within the NatImmune Patents that are now pending will be, valid and enforceable;

Execution Copy

     (b) NatImmune has not received any written notice or claim that NatImmune is infringing any Third Party Patent through activities related to Compounds or Products, and to the best of its knowledge, no Third Party is infringing any NatImmune Patent;

     (c) to the best of its knowledge, the manufacture of rhMBL through the manufacturing process to be used by Diosynth B.V. to produce Product for the upcoming Phase Ib trial (as further described in Schedule 1.10a) does not infringe any patents of Third Parties, and the use or sale by Enzon for any of the indications listed in Schedule 1.10b of any such Product containing rhMBL would not infringe any patents of Third Parties as a result of such Product having been manufactured through the foregoing manufacturing process;

     (d) NatImmune is the legal and beneficial owner of, or has the right to grant to Enzon the rights granted herein to, all NatImmune Technology with respect to the Compounds and Products, and NatImmune has not entered into any agreement granting any right or interest in such NatImmune Technology with respect to the Compounds or Products;

     (e) Schedule 1.39 contains a complete and correct as of the date hereof of all Patents Controlled by NatImmune or any of its Affiliates relating to any Compound or any Product that cover rights licensed to Enzon in this Agreement, and indicates whether such patent or patent application is owned by or licensed by NatImmune;

     (f) Except as provided in any of the Third Party Licenses, none of the NatImmune Patents contain claims covering inventions developed with funding from the United States government or any other governmental entity; and

     (g) NatImmune has disclosed to Enzon all material information generated by or for NatImmune concerning the safety and efficacy of the Compounds.

Execution Copy

     8.3  Licenses. NatImmune covenants and agrees with Enzon that NatImmune: (a) shall not execute or otherwise permit, and shall cause its Affiliates to refrain from executing or otherwise permitting, any amendment, modification or waiver to any of the Third Party Licenses without the prior written consent of Enzon, (b) shall not make any election or exercise any right or option (or omit to take any action which would), and shall cause its Affiliates to refrain from making any election or exercising any right or option (or omitting to take any action which would), terminate or relinquish in whole or in part any Third Party License, (c) shall comply, and shall cause its Affiliates to comply, with all of its or its Affiliates’ obligations under the Licenses in all material respects, (d) shall take, and shall cause its Affiliates to take, such actions as shall be necessary to keep in full force and effect the Licenses; and (e) shall use reasonable efforts to give prompt notice to Enzon, together with a review of outstanding issues if Enzon so requests and subject to any obligations of confidentiality owed by NatImmune or its Affiliates to the other party to such Third Party License(s), of any actual or alleged defaults, breaches, violations, proposed amendments or proposed modifications of, or any proposed waivers under, any of the Third Party Licenses by any of the parties to the Licenses.

     8.4  Disclaimer Concerning Technology. EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, EXCEPT FOR THOSE SET FORTH IN THIS AGREEMENT, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO. NOTWITHSTANDING

Execution Copy

ANYTHING TO THE CONTRARY IN THIS AGREEMENT, (A) BOTH PARTIES ACKNOWLEDGE AND AGREE THAT, NOTWITHSTANDING THE DILIGENT EFFORTS OF THE PARTIES, THE ACTIVITIES TO BE CONDUCTED UNDER THE RESEARCH PROGRAM AND ANY DEVELOPMENT PLAN PREPARED BY ENZON ARE INHERENTLY UNCERTAIN, AND THAT THERE ARE NO ASSURANCES THAT THE PARTIES WILL SUCCESSFULLY IDENTIFY A DRUG CANDIDATE OR THAT ANY SUCH CANDIDATE WILL BE SUCCESSFULLY DEVELOPED AND COMMERCIALIZED BY ENZON AS A PRODUCT; AND (B) EACH PARTY EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, TO THE CONTRARY.

9.  INDEMNITIES

     9.1 Mutual Indemnification. Subject to Section 9.3, each Party hereby agrees to indemnify, defend and hold the other Party, its Affiliates, its licensees, its licensors, and its and their officers, directors, employees, consultants, contractors, sublicensees and agents (and, in case of such licensors, their trustees, faculty, medical and professional staff and students) (collectively, “Representatives”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys' fees and costs of litigation arising out of any such Claim (as defined in this Section 9.l), (collectively, “Damages”) resulting from claims, suits, proceedings or causes of action (“Claims”) brought by a Third Party against a Party or its Representatives based on: (a) breach of any representation or warranty by the Indemnifying Party contained in this Agreement, (b) breach of any applicable Law by such Indemnifying Party, or (c) gross negligence or willful

Execution Copy

misconduct by such indemnifying Party, its Affiliates, or their respective employees, contractors or agents.

     9.2  Indemnification by a Party.

     (a) Subject to Section 9.3, Enzon hereby agrees to indemnify, defend and hold NatImmune, its licensors and their Representatives harmless from and against any Damages resulting from Claims brought by a Third Party against NatImmune or its Representatives resulting directly or indirectly from Enzon's Development or Commercialization of any Product by Enzon, its Affiliates or Sublicensees, including claims by a Third Party alleging patent infringement with respect to the manufacture, use, sale, offer for sale or importation of a Compound or Product, except to the extent that such Damages are covered by NatImmune's indemnification of Enzon pursuant to Section 9.1.

     (b) Subject to Section 9.3, NatImmune hereby agrees to indemnify, defend and hold Enzon and its Representatives harmless from and against any Damages resulting from Claims brought by a Third Party against Enzon or its Representatives resulting directly or indirectly from NatImmune's Development or Commercialization of any Topical Product or any Product, rights to which have reverted from Enzon back to NatImmune after termination of this Agreement, except to the extent that such Damages are covered by Enzon's indemnification of NatImmune pursuant to Section 9.1.

     9.3 Conditions to Indemnification. In the event that any Third Party asserts a claim with respect to any matter for which a Party (the “Indemnified Party”) is entitled to indemnification hereunder (a “Third Party Claim”), then the Indemnified Party shall promptly notify the Party obligated to indemnify the Indemnified Party (the “Indemnifying Party”) thereof; provided, however, that no delay on the part of the Indemnified Party in

Execution Copy

notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then only to the extent that) the Indemnifying Party is prejudiced thereby.

     (a) The Indemnifying Party shall have the right, exercisable by notice to the Indemnified Party within ten (10) Business Days of receipt of notice from the Indemnified Party of the commencement of or assertion of any Third Party Claim, to assume direction and control of the defense, litigation, settlement, appeal or other disposition of the Third Party Claim (including the right to settle the claim solely for monetary consideration) with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, that the Indemnifying Party shall seek the prior consent of any such Indemnified Party as to any settlement that would materially diminish or materially adversely affect the scope, exclusivity or duration of any Patents licensed under this Agreement, would require any payment by such Indemnified Party, would require an admission of legal wrongdoing in any way on the part of an Indemnified Party or would effect an amendment of this Agreement. In the case of any Third Party Claim that is the subject of Section 9.3, Enzon shall be entitled to control the defense of such Third Party Claim subject to the remaining provisions of this Section 9.3.

     (b) Within ten (10) days after the Indemnifying Party has given notice to the Indemnified Party of its intended exercise of its right to defend a Third Party Claim, the Indemnifying Party shall be entitled, at its sole cost and expense, to assume and conduct such defense, with counsel selected by the Indemnifying Party. During such time as the Indemnifying Party is controlling the defense of such Third Party Claim, the Indemnified Party shall cooperate, and cause its Affiliates and agents to cooperate upon request of the

Execution Copy

Indemnifying Party in the defense or prosecution of the Third Party Claim, including by furnishing such records, information and testimony and attending such conferences, discovery proceedings, hearings, trials or appeals as may reasonably be requested by the Indemnifying Party. In the event that the Indemnifying Party does not notify the Indemnified Party of the Indemnifying Party's intent to defend any Third Party Claim within ten (10) Business Days after notice thereof, the Indemnified Party may (without further notice to the Indemnifying Party) undertake the defense thereof with counsel of its choice and at the Indemnifying Party's reasonable expense (including reasonable, out-of-pocket attorneys' fees and costs and expenses of enforcement or defense). The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to join in (including the right to conduct discovery, interview and examine witnesses and participate in all settlement conferences), but not control, at its own expense, the defense of any Third Party Claim that the other Party is defending as provided in this Agreement.

     (c) In no event may an Indemnified Party settle or compromise any Third Party Claim for which it/he/she intends to seek indemnification from the Indemnifying Party hereunder without the prior consent of the Indemnifying Party, or the indemnification provided under such Section 9.1, 9.2 or 9.3 as to such Third Party Claim shall be null and void.

10. DISPUTE RESOLUTION

     10.1  Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the Term that relate to either Party's rights and/or obligations hereunder. It is the objective of the Parties to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to legal proceedings. To accomplish this objective, the Parties agree that, in the event of any disputes,

Execution Copy

controversies or differences that may arise between the Parties, out of or in relation to or in connection with this Agreement, or for the breach thereof, upon the request of either Party, the Parties agree to meet and discuss in good faith a possible resolution thereof. If the matter is not resolved within sixty (60) days following the request for discussions, either Party may commence an action in accordance with Section 10.2 below. Notwithstanding the foregoing, each Party shall be entitled to seek injunctive relief and specific performance in any court or arbitral tribunal without waiting for the expiration of any such sixty (60) day period.

     10.2 Governing Law; Arbitration. Resolution of all disputes arising out of or related to this Agreement or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive Laws of the State of New York, without regard to conflicts of law rules that would provide for application of the Law of a jurisdiction outside New York. If such controversy or claim cannot be resolved by means of negotiations as described in Section 10.1, then such controversy or claim shall be resolved by binding arbitration as provided below. The arbitration shall be conducted in English. The award of arbitration shall be final and binding upon both Parties. Any arbitration proceeding shall be conducted in accordance with the Arbitration Rules of the London Court of International Arbitration (“LCIA”). The place of arbitration shall be London, England. The Parties hereby irrevocably and unconditionally submit to the jurisdiction of the LCIA for the purposes of the arbitration proceedings, and any counterclaims that relate in any respect to the Agreement. The arbitration shall be conducted by a panel of three persons. Within 30 days after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within 30 days of their appointment, which third arbitrator must be experienced in

Execution Copy

the pharmaceutical business. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the LCIA. The procedures specified in this Section 10.2 shall be the sole and exclusive procedures for the resolution of disputes between the Parties arising out of or relating to this Agreement; provided, that a Party, without prejudice to the above procedures, may seek injunctive relief or other provisional judicial relief if in its sole judgment such action is necessary to avoid irreparable damage, and further provided that any disputes regarding the scope, patentability, inventorship, validity or enforceability of any Patent shall be submitted for resolution by a court of competent jurisdiction in the country in which such Patent was filed or issued. Despite such action the Parties will continue to participate in good faith in the procedures specified in this Section 10.2.

11. MISCELLANEOUS

     11.1  Limitation on Damages. IN NO EVENT SHALL EITHER PARTY OR THEIR AFFILIATES BE LIABLE FOR PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY AND IRRESPECTIVE OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE; PROVIDED, THAT THIS LIMITATION SHALL NOT LIMIT THE INDEMNIFICATION OBLIGATION OF SUCH PARTY UNDER THE PROVISIONS OF ARTICLE 9 FOR SUCH DAMAGES CLAIMED BY A THIRD PARTY AND NOTHING IN THIS SECTION 11.1 IS INTENDED TO LIMIT ENZON’S PAYMENT OBLIGATIONS UNDER ARTICLE 4. Without limiting the foregoing, the Parties agree that NatImmune shall be entitled in any arbitration proceeding under this Agreement to seek to recover costs and expenses that

Execution Copy

NatImmune actually incurs in performing certain Development activities if the arbitrators determine that Enzon has breached its obligation to perform such activities.

     11.2 Entire Agreement; Amendment. This Agreement, including the exhibits attached hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

     11.3 Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including , an act of God, voluntary or involuntary compliance with any regulation, Law or order of any government, war, terrorism, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe; provided, however, the payment of invoices due and owing hereunder shall not be delayed by the payer because of a

Execution Copy

force majeure affecting the payer, unless such force majeure specifically precludes the payment process.

     11.4  Notices. Any notices, approvals, or consents required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid, internationally recognized express delivery service or personally delivered. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below:

For NatImmune:	NatImmune A/S
Fruebjergvej 3, box 3
DK-2100 Copenhagen
Denmark

Attention: Chief Executive Officer

With a copy to:	Wiggin and Dana LLP
400 Atlantic Street
P.O. Box 11032
Stamford, CT 06911-0325
Facsimile +1 203 363 7676
Attention: James Farrington, Esq.

For Enzon:	Enzon Pharmaceuticals, Inc.
685 Rt. 202/206
Bridgewater, NJ 08807
Attention: Vice President, Business Development
With a copy to: Vice President and General Counsel

     11.5   United States Dollars. References in this Agreement to “Dollars” or “$” shall mean the legal tender of the United States of America.

     11.6   No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

Execution Copy

     11.7  Assignment.

     (a) If NatImmune commences an insolvency proceeding under the Danish Bankruptcy Act and to the extent legally permissible, prior to entering into discussions with any Third Party with respect to the sale or other divestment of the NatImmune Technology and its rights under this Agreement (collectively, the “MBL Assets”), NatImmune will notify Enzon (the “Divestment Notice”). Enzon will have twenty (20) days from its receipt of the Divestment Notice to decide whether it wishes to pursue negotiations with NatImmune to acquire the MBL Assets.

     (b) If Enzon declines to enter into negotiations or does not reply to the Divestment Notice within such twenty (20) day period, NatImmune shall be free to so divest the MBL Assets to a Third Party and shall have no further obligations to Enzon with respect thereto.

     (c) If Enzon notifies NatImmune that it is interested in acquiring the MBL Assets within such twenty (20) day period, then for an additional forty (40) day period, NatImmune shall conduct negotiations on an exclusive basis with Enzon diligently and in good faith to reach a written agreement with Enzon, provided that neither Party shall be obligated to enter into such written agreement and failure to enter into such written agreement shall not be considered a breach of this Section 11.7. If the Parties fail to sign a written agreement within such forty (40) day period, NatImmune shall be free to divest the MBL Assets to a Third Party.

     (d) Within 30 days after the Effective Date, the Chief Executive Officers of the Parties shall meet in person (or via telephone if mutually agreed upon by the Parties) in order to discuss (i) possible terms pursuant to which Enzon could have a right to negotiate rights under certain other circumstances where NatImmune decides to divest the MBL Assets; or (ii) such

Execution Copy

other matters that either Party wishes to discuss including matters concerning the MBL Assets or potential future business transactions between Enzon and NatImmune.

     11.8   Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.9   Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

     11.10   Severability. If anyone or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering into this Agreement may be realized.

     11.11   Interpretation. The paragraph and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. All references in this Agreement to an Article, Section or Schedule shall refer to an Article, Section or Schedule in or to this Agreement, unless otherwise stated. Any reference to any federal, national, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” and similar words mean “including without limitation.” The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision. References in this Agreement to

Execution Copy

“provisions of this Agreement” refer to the terms, conditions and promises contained in this Agreement taken as a whole. All references to months, quarters or years/annual are references to calendar months, calendar quarters, or calendar years, respectively, unless otherwise specified. References to the singular include the plural.

     11.12   No Waiver. Any delay in enforcing a Party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party's rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers as of the date and year first above written.

	NATIMMUNE A/S		ENZON PHARMACEUTICALS, INC.

BY:	/S/ Martin Bonde	BY:	/S/ Jeffrey H. Buchalter

NAME:	Martin Bonde	NAME:	Jeffrey H. Buchalter

TITLE:	Chief Executive Officer	TITLE:	Chairman, President and Chief Executive Officer

BY:	/S/ Claus Berner Møller

NAME:	Claus Berner Møller

TITLE:	Chairman

Execution Copy

EXECUTION PAGE TO NATIMMUNE-ENZON LICENSE AGREEMENT

Execution Copy

SCHEDULE 1.10a

PROCESS DESCRIPTION

The manufacturing process referred to in Sections 1.10 and 8.2(c) is generally described in the following Diosynth Research Instructions that were provided to Enzon prior to the Effective Date:

          [**Redacted**]

Execution Copy

SCHEDULE 1.10b

          • [**Redacted**]

Execution Copy

SCHEDULE 1.39

NATIMMUNE PATENTS

Patent title (key words)	Ownership- Inventor	Pat. no’s	Priority	USA	Europe (all major countries	Canada	Japan	Australia	Rest of World
Isolation of lectins (617) MBL isolation using affinity resin	Owned Inventor: Finn Matthiesen	China: 02824319.6 Europe: 02782779.9 India: 1091/CHENP/2004 Japan: 2003-536261 USA: 10/398,151	19-10-2001	pending	Notice of intention to grant Expiry date: 18-10-2022	No application filed	pending	No application filed	China pending India pending
Pharmaceutical compositions comprising mannose binding lectin (625) MBL in high conc. without albumin Stabilization by Calcium	Owned Inventors: Jesper Lund Larsen and Leif Kongerslev	China: 03810580.2 Europe: 03388016.2-1216 India: 2297/CHENP/2004 Japan: 2003-575990 USA: 10/388,322	15-03-2002	pending	pending	No application filed	pending	No application filed	China pending India pending
Collectin-complement activating protein chimeras (703) Chimeric molecules of MBL and Ficolin	Owned Inventors: Leif Kongerslev, Dietmar Weilguny, Finn Matthiesen	China: 03825026.8 Europe: 03794818.9 India: 559/CHENP/2005 Japan: 2004-535018 USA: 10/527,191	10-09-2002	pending	pending	No application filed	pending	No application filed	China pending India pending
Production of high molecular mass lectins (578) Method of preparation (MBL precipitation)	Owned Inventor: Finn Matthiesen	China: 02817175.6 Europe: 02762272.9 India: 00284/DELNP/2004 India-divisional: 00284/DELNP/2004 Japan: 2003-515547 USA: 10/484,501	23-07-2001	pending	pending	No application filed	pending	No application filed	China pending India Notice of Acceptance Expiry date: 23-07-2022
Mannan-binding lectin (MBL) treatment of infections in individuals treated with TNF-alfa inhibitors (477) Subset of RA patients on therapy developing sepsis	Owned Inventor: Per Fischer	Europe: 01956425.1 USA: 10/332,712	13-07-2000	pending	pending	No application filed	pending	No application filed	No application filed

Execution Copy

Treatment of SARS in	Jointly owned. 90%	PCT:	09-04-	pending	Not yet nationalized	Not yet	Not yet	Not yet	Not yet
individuals (774)	NatImmune 10%	PCT/DK2004/000266	2003			nationalized	nationalized	nationalized	nationalized
	University of Aarhus	USA: 10/820,155	10-05-
Prevention and treatment by	Also present in list of		2003
MBL	licensed patents
Inventors: Leif
Kongerslev, Dietmar
Weilguny, Finn
Matthiesen, Jens
Christian Jensenius
Novel cancer indications of	Owned	Denmark: PA 2005	11-04-	No	Priority founding	No	No	No	No
mannan-binding lectin	Inventor: Martin	00508	2005	application	application	application	application	application	application
(MBL) in the treatment of	Bonde			filed		filed	filed	filed	filed
immuno-compromised
individuals (1018)

Prevention and treatment by
MBL

Human Mannose Binding	Licensed	US 5,270,199	20-08-	Patent	Patent issued	No	No	No	No
Protein (001)	From Childrens		1987	issued	EP 0375736	application	application	application	application
	Hospital Corporation			US	Expiry date: 5-8-	filed	filed	filed	filed
Composition of Matter				5,270,199	2008
				Expiry	(United Kingdom,
				date:	Germany, France
				14-12-2010	and Switzerland)
Novel indications of	Licensed:	Canada: 2,372,128	14-05-	Patent	Patent issued	Pending	Pending	Patent	New
mannan-binding lectin	Inventors: Steffen Thiel	China: 00809714.3	1999	issued	EP 1181038			issued	Zealand
(MBL) in the treatment of	and Jens Christian	China-divisional: not		US	Expiry date: 10-05-			AU 779404	Patent issued
immunocompromised	Jensenius	yet filed		6,562,784	2020				NZ 515718
individuals (456)		Europe-Divisional:		Expiry	(United Kingdom,
		03029993.7		date:	Germany, France
Immunodeficiency		Japan: 2000-618310		10-05-2020	and Switzerland
treatment with MBL		Norway: 20015481			and also Austria,
		Russia: 2001133345			Belgium, Spain,
		Russia-Divisional:			Finland, Italy,
		2005125625			Holland, Portugal,
		USA continuation:			Denmark and
		10/424,769			Sweden)
Purification process for	Cross Licensed from	PCT/DK99/00319	10-6-1998	Patent	Notice of intention	Pending	Pending	Pending	China
production of Mannan-	Danish State Serum			issued	to grant				pending
binding lectin and an MBL	Institute	WO99/64453		US	Expiry date: 10-6-				Russia
medicinal product				6,429,192	2019				pending
		US19980101007P		Expiry					Norway
Plasma process with general				date: 10-6-					pending
product claims				2019					New
Zealand
pending

Execution Copy

Recombinant Human	Licensed	PCT/DK00/00246	14-05-	Patent	pending	pending	pending	pending	New
Mannan Binding Lectin	From Jensenius & Thiel		1999	Issued US					Zealand
(433)		WO00/70043		6,846,649					Patent
				Expiry					issued
Method of preparation		US09/568,143		date: 10-5-					No. 515717
				2020					Expiry date:
10-5-2020
				(Divisional					China
				pending)					pending
Russia
pending
Norway
pending
Method for curing	Licensed from	PCT/BE2003/000158	No	pending	pending	No	pending	No	China
critically ill patients (1034)	K.U. Leuven Research		application			application		application	pending
	& Development		filed			filed		filed	India
SIRS prevention									pending
University of Aarhus
Aarhus
Kommunehospital
Human Mannose Binding	Licensed	US 5,270,199	20-08-	Patent	Patent issued	No	No	No	No
Protein (001)	From Childrens		1987	issued	EP 0375736	application	application	application	application
	Hospital Corporation			US	Expiry date: 5-8-	filed	filed	filed	filed
Composition of Matter				5,270,199	2008
				Expiry	(United Kingdom,
				date:	Germany, France
				14-12-2010	and Switzerland)

Execution Copy

SCHEDULE 1.61

THIRD PARTY LICENSES

Agreement	Licensor(s)	Date
Exclusive License	Children’s Medical	June 6, 2001
Agreement	Center	(amended September
8, 2001)
Exclusive License	Jens Chr. Jensenius	April 27, 2000
Agreement	and Anders Sjöholm	(amended May 27,
2000 and February 12,
2001)
Exclusive License	Jens Chr. Jensenius	April 27, 2000
Agreement	and Steffen Thiel	(amended August 31,
2000 and January 25,
2001)
Exclusive License	Jens Chr. Jensenius,	April 27, 2000
Agreement	Steffen Thiel and	(amended August 31,
	Thomas Vorup Jensen	2000 and January 2,
2001)
Cross Patent License	Statens Serum Institut	January 13, 2005
Agreement
Exclusive License	County of Aarhus,	June 6, 2005
Agreement	University of Aarhus,
Department of
Surgery and
Anaesthesiology
(Intensive Care
Section) of the
Katholieke
Universiteit Leuven

Execution Copy

SCHEDULE 3.3(d)

PRODUCT SUPPLY TERMS

Product Supply	Enzon will supply all of NatImmune’s requirements necessary to meet patient demand for the Products in the NatImmune Territory, which, subject to regulatory requirements, will be manufactured by the same process, in the same formulation(s) and conform to the same product specifications as the Product sold by Enzon in other countries in the European Union in the Enzon Territory.

Failure to Supply	Enzon will use commercially reasonable efforts to maintain sufficient manufacturing capacity to meet the worldwide forecasted demand for such Products (by NatImmune, Enzon, and their Affiliates and Sublicensees). In the event that Enzon becomes unable to supply the worldwide quantities of Products ordered or forecasted by NatImmune and Enzon (including, Affiliates and Sublicensees), then available Product shall be allocated to NatImmune in the NatImmune Territory in the same proportion as available Product is allocated to Enzon (and its Affiliates and Sublicensees) in the Enzon Territory.

Term	For so long as Enzon manufactures for itself, subject to the termination provisions set forth in the supply agreement.

Purchase Price	The purchase price for the Product (the “Product Purchase Price”) will be an amount equal to [**Redacted**].

Payments	Enzon will submit invoices upon each shipment. NatImmune will pay all invoices, plus all proper taxes, freight and other transportation charges stated thereon, within 45 days after its receipt.

Forecasts	The Parties will establish reasonable forecast procedures that take into account necessary lead time for manufacture and market demand for the Product.

Delivery	All Product will be delivered FCA (INCOTERMS 2000) at the place of manufacture.

Quality	All Product will be manufactured in accordance with cGMP and applicable product specifications. The Product will be released in accordance with all applicable regulatory requirements and mutually acceptable product release specifications. A Certificate of Analysis will accompany each batch of Product. If

Execution Copy

NatImmune provides prompt written notice that any Product does not conform to any such requirements, Enzon will, at NatImmune’s option, replace the non-conforming Product or refund the applicable Product Purchase Price. An independent testing laboratory will resolve all disputes regarding the quality of the Product.

Recalls	If the Product should be recalled, the Parties will take all appropriate corrective actions. Enzon will be responsible for all recall costs to the extent resulting from a breach of the foregoing warranties and the product supply agreement. The Parties will fully cooperate and provide all reasonable assistance in conducting any recall.

Labels	All Product will be shipped in final package form with all applicable packaging labels, including all package inserts.

[**Redacted**]	[**Redacted**]

Execution Copy

SCHEDULE 3.4(b)

TECHNOLOGY TRANSFER TASKS AND PAYMENTS

[**Redacted**]

Execution Copy

SCHEDULE 5.2(b)

NATIMMUNE PATENT COUNTRIES

Albania

Australia

Belarus

Brazil

Bulgaria

Canada

China/Hong Kong

Croatia

European Union

Iceland

India

Israel

Japan

Liechtenstein

Mexico

New Zealand

Norway

Romania

Russian Federation

Serbia/Montenegro

Singapore

Execution Copy

South Africa

South Korea

Switzerland

Taiwan

Turkey

Ukraine

United States

Execution Copy

SCHEDULE 6.5

PRESS RELEASE

For Immediate Release

PRESS RELEASE

Contacts Enzon Pharmaceuticals, Inc.:	Contacts NatImmune A/S:

Craig Tooman	Martin Bonde
EVP, Finance and Chief Financial Officer	Chief Executive Officer
908-541-8759	+45 39 17 94 44

Susan M. Mesco
Director, Investor Relations
908-541-8777

ENZON ACQUIRES GLOBAL RIGHTS FROM NATIMMUNE FOR ONCOLOGY PRODUCT

Bridgewater, NJ and Copenhagen, Denmark – September ___, 2005 – Enzon Pharmaceuticals, Inc. (Nasdaq: ENZN) and the Danish biotech company, NatImmune A/S today announced that they have entered into a license agreement for NatImmune’s lead development product, recombinant human Mannan-Binding Lectin (rhMBL), a protein therapeutic being developed for the prevention of severe infections in MBL-deficient individuals undergoing chemotherapy. Under the agreement, Enzon receives exclusive worldwide rights, excluding the Nordic countries, and is responsible for the development, manufacture, and marketing of rhMBL. NatImmune will receive an upfront payment of $ 10 million and is eligible to receive additional payments upon the successful completion of certain clinical development, regulatory, and sales-based milestones. NatImmune is also eligible to receive royalties from any future product sales of rhMBL by Enzon and retains certain rights to develop a non-systemic formulation for topical administration of MBL.

Execution Copy

Mannan-Binding Lectin (MBL) is a naturally occurring human plasma protein that plays a key role in the immune system’s first-line defense against infections. MBL binds to a wide range of invading organisms, including bacteria, fungi, viruses, and parasites and activates the lectin pathway of the complement system, an important defense mechanism of the immune system.

Numerous studies have found a strong correlation between MBL-deficiency and an increased susceptibility to infections in patients with a suppressed immune system, such as cancer patients undergoing treatment with chemotherapy. In addition, a number of publications have also highlighted the potentially important future role of MBL replacement therapy in preventing serious infections in other critical care areas associated with immunodeficiency.

“Today’s announcement underscores our commitment to rebuilding our clinical pipeline with promising product development opportunities,” said Jeffrey H. Buchalter, Enzon’s chairman and chief executive officer. “Given the vital role MBL plays in the immune system, this compound represents an exciting opportunity for us to bring a substantial clinical advantage to patients who are susceptible to serious infections.”

“We believe Enzon’s extensive experience in developing and commercializing therapeutics for patients with cancer and other immunodeficiency disorders makes them an ideal partner to advance this high-potential therapeutic,” said Dr. Martin Bonde NatImmune’s chief executive officer. “Further, we will also work together to leverage Enzon’s long-standing skills in developing optimized versions of protein-based therapeutics through PEGylation to potentially explore a next-generation compound.”

In December 2004, NatImmune completed Phase 1 clinical trials that evaluated the safety and pharmacokinetic profile of single and multi dose intravenous administration of rhMBL in 28 MBL-deficient volunteers. Results from the Phase 1 trials demonstrated that rhMBL replacement therapy is safe and has an attractive pharmacokinetic profile. NatImmune has also completed a prospective correlation study of 250 hematological cancer patients that documented MBL-deficient patients have a significantly higher risk of severe infections following chemotherapy compared to patients with sufficient MBL levels. These results confirmed previous clinical correlation studies published in the Lancet in August 2001.

About Enzon

Enzon Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to the development and commercialization of therapeutics to treat patients with cancer and other life-threatening diseases. Enzon’s specialized sales force markets ABELCET®, ONCASPAR®, ADAGEN®, and DEPOCYT® in North America. In addition, Enzon also receives royalties on sales of PEG-INTRON®, marketed by Schering-Plough Corporation, and MACUGEN®, marketed by Eyetech Pharmaceuticals and Pfizer Inc. Enzon’s product-driven strategy includes an extensive drug development program that leverages its proprietary technologies, including a next-generation PEGylation platform that utilizes linkers designed to release compounds at a controlled rate. Enzon complements its internal research and development efforts with strategic initiatives, such as partnerships designed to broaden its revenue base or provide access to promising new

Execution Copy

technologies or product development opportunities. Further information about Enzon and this press release can be found on the Company’s web site at www.enzon.com.

About NatImmune

NatImmune A/S is a biotech company focused on the development of therapeutic proteins. Based in Symbion Science Park, the Company was founded in 2000 and has 22 employees. NatImmune’s lead product, Mannan Binding Lectin (MBL), has completed Phase 1 clinical trials and is being developed under a global licensing agreement with the U.S. biopharmaceutical company, Enzon Pharmaceuticals, Inc. NatImmune has retained certain rights to develop a non-systemic formulation for the topical administration of MBL. In addition, the Company’s pipeline also includes antibodies for the treatment of colorectal cancer (COU-I) and cardiovascular diseases (MASP-2). Further information about NatImmune can be found at the Company’s web site at www.natimmune.com.

There are forward-looking statements contained herein that are not based on historical fact, including without limitation statements containing the words “believes,” “may,” “plans,” “will,” “estimate,” “continue,” “anticipates,” “intends,” “expects,” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments discussed above. Such factors include, but are not limited to the timing of, success, and cost of clinical studies; the ability to obtain regulatory approval of products; and those described in Enzon’s Form 10-K and Forms 10-Q on file with the United States Securities and Exchange Commission and NatImmune’s publicly filed reports. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information in this press release is as of September ____, 2005 and Enzon and NatImmune undertake no duty to update this information.

# # #